Exhibit 10.1

LOAN AGREEMENT

among

AMERICAN SAMOA HAWAII CABLE, LLC and

SAMOA AMERICAN CABLE, LLC

as Borrower

and

ANZ FINANCE AMERICAN SAMOA, INC.

ANZ AMERIKA SAMOA BANK

as Lenders

and

ANZ AMERIKA SAMOA BANK

as Agent

June 8, 2009

i

Section 7.3	Consolidations and Mergers	28
Section 7.4	Dispositions of Assets	29
Section 7.5	Indebtedness	29
Section 7.6	Guaranties, Etc.	29
Section 7.7	Liens	29
Section 7.8	Investments	29
Section 7.9	Member Loans	30
Section 7.10	Operations	30
Section 7.11	Securities	30
Section 7.12	ERISA Compliance	30
Section 7.13	Accounting Change	30

ARTICLE 8 EVENTS OF DEFAULT		31
Section 8.1	Events of Default	31
(a)	Payment Default	31
(b)	Breach of Warranty	31
(c)	Breach of Certain Covenants	31
(d)	Breach of Other Covenants	31
(e)	Material Adverse Change	31
(f)	Cross-default	31
(g)	Voluntary Bankruptcy, Etc.	31
(h)	Involuntary Bankruptcy, Etc.	32
(i)	Insolvency, Etc.	32
(j)	Judgment	32
(k)	Involuntary Liens	32
(l)	ERISA	33
(m)	Change in Control	33
(n)	Condemnation	33
(o)	Prepayment	33
(p)	Governmental Approvals	33
(q)	Other Government Action	33
(r)	Guarantor Default; Invalidity of Guaranty	34
(s)	Failure of Security	34
(t)	Invalidity of Loan Documents	34
Section 8.2	Consequences of Default.	34
(a)	General Remedies	34
(b)	Cash Collateral	35
(c)	Application of Funds	35

ARTICLE 9 MATTERS CONCERNING COLLATERAL		35
Section 9.1	Recourse of Lenders	35
Section 9.2	Acts of Lenders	35
Section 9.3	Legally Required Releases	36
Section 9.4	Turnover of Collateral	36

ARTICLE 10 MATTERS CONCERNING THE AGENT		36
Section 10.1	Appointment of Agent	36

Schedules

Schedule 1	–	Existing Debt
Schedule 2	–	Litigation
Schedule 3	–	Liens
Schedule 4	–	Intellectual Property
Schedule 5	–	Environmental Matters

Exhibits

Exhibit A-1	–	Tranche 1 Note
Exhibit A-2	–	Tranche 2 Note
Exhibit B	–	Continuing Guaranty
Exhibit C-1	–	Security Agreement
Exhibit C-2	–	Collateral Assignment of Landing Party Agreements
Exhibit C-3	–	Collateral Assignment of Capacity Lease Agreements
Exhibit C-4	–	Security Agreement (SASC)
Exhibit C-5	–	Security Agreement (ASHUC)

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is made as of the 8th day of June, 2009, by and between AMERICAN SAMOA HAWAII CABLE, LLC, a Delaware limited liability company (“ASHC”) and SAMOA AMERICAN SAMOA CABLE, LLC, a Delaware limited liability company (“SASC”), a wholly owned subsidiary of ASHC, jointly and severally (individually and collectively, the “Borrower”), and ANZ FINANCE AMERICAN SAMOA, INC., an American Samoa corporation (“ANZ Finance”), ANZ AMERIKA SAMOA BANK (“ANZ Bank”) and together with ANZ Finance, the “Lenders” and each a “Lender”), and ANZ AMERIKA SAMOA BANK as agent for Lenders (in such capacity, the “Agent”).

ARTICLE 1

DEFINITIONS; INTERPRETIVE PROVISIONS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means any Person who, directly or indirectly, controls or is controlled by or is under common control with such Person.

“Agent” means ANZ Amerika Samoa Bank, an American Samoa corporation, and any Successor thereto or successor agent selected pursuant to Section 10.8.

“Agreement” means this Loan Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“AICPA” means the American Institute of Certified Public Accountants.

“ANZ Bank” means ANZ Amerika Samoa Bank, an American Samoa corporation, and any Successor.

“ANZ Finance” means ANZ Finance American Samoa, Inc., an American Samoa corporation, and any Successor.

“Applicable Interest Rate” means with respect to the Loans, an interest rate per annum equal to two percent (2.00%) above the Prime Rate (changing as such Prime Rate changes), as the same may be modified pursuant to Sections 2.4 and 3.4 hereof.

“ASHC” has the meaning specified in the Preamble.

“ASHUC” means American Samoa Hawaii Undeployed Cable, LLC, a Delaware limited liability company, a wholly owned subsidiary of ASHC.

“Borrower” means, individually and collectively, American Samoa Hawaii Cable, LLC, a Delaware limited liability company, and any Successor, and Samoa American Samoa Cable, LLC, a Delaware limited liability company, and any Successor.

“Borrower Documents” means this Agreement, the Notes and the Security Documents to which the Borrower is a party, as any thereof shall be amended, restated, supplemented or otherwise modified from time to time and all other certificates, instruments and other documents executed by the Borrower in connection with this Agreement or the transactions contemplated hereby.

“Business Day” means any day other than Saturday, Sunday or other day on which banks are authorized or obligated to close in Pago Pago, American Samoa, and Miami, Florida USA.

“Business Unit” means (i) a corporation, partnership or limited liability company, business, business unit, division or product or service line, or (ii) the assets that constitute all or substantially all of the assets of any of the entities or business units described in the preceding clause (i).

“Cable System” has the meaning given in the Purchase Agreement, except that it specifically excludes the Excess Cable.

“Capital Leases” means for any Person, all obligations of such Person under leases which shall have been, or in accordance with GAAP, should be recorded as capital leases.

“Capital Stock” means all shares of capital stock of or in a Person which is a corporation, whether voting or non-voting, and including common stock and preferred stock, all membership or other equity interests of or in a Person which is a limited liability company, all partnership and other equity interests of or in a Person which is a partnership, and all similar equity and other interests of or in any other Person.

“Cash Equivalents” means: (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper maturing no more than one year from the date issued and, at the time of acquisition, having a rate of at least A-1 from Standard & Poor’s Rating Services or at least P-1 from Moody’s Investors Service, Inc.; (iii) certificates of deposit or bankers’ acceptances maturing within one year from the date of issuance thereof issued by, or overnight reverse repurchase agreements from any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000); (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof and demand deposits with commercial banks having membership in the Federal Deposit Insurance Corporation in amounts not exceeding the lesser of Two Hundred Fifty Thousand Dollars ($250,000) or the maximum amount of insurance applicable to the aggregate amount of the Borrower’s deposits at such institution; and (v) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protector Corporation investing only in obligations described in clauses (i) through (iv) above.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means the property in which any of the Security Documents creates or purports to create a security interest or other lien in favor of the Agent for the ratable benefit of the Lenders and the Agent.

“Commitment” means (i) with respect to the Tranche 1 Loan, Lender’s obligation to make the Ten Million Dollar ($10,000,000) loan under this Agreement and (ii) with respect to the Tranche 2 Loan, Lender’s obligation to make the Six Million Six Hundred Seventy-Two Thousand Dollar ($6,672,000) loan under this Agreement.

“Commitment Period” has the meaning given in Section 2.1.

“Consent of Customer” means a Consent and Agreement to Collateral Assignment of Capacity Lease Agreement executed by a Customer for the benefit of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Consent of Supplier” means a Consent and Agreement to Lending Party Services Agreement executed by a Supplier for the benefit of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Customer” means, as the context requires, the Government of Samoa, SamoaTel Limited, AT&T Corp., American Samoa Telecommunications Authority, and AST Telecom LLC d/b/a Blue Sky Communications.

“Default” means any event which but for the passage of time, the giving of notice, or both would be an Event of Default.

“Default Rate” means a per annum rate equal to eight percent (8%) above the Prime Rate (changing as such Prime Rate changes).

“Dollar” and “$” mean lawful money of the United States.

“Environmental Laws” means all federal, state and local statutes, regulations, ordinances, and requirements, now or hereafter in effect, pertaining to environmental protection, contamination or cleanup, including, without limitation (i) the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), (ii) the Federal Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.), (iii) the Federal Hazardous Materials Transportation Control Act (49 U.S.C. § 1801, et seq.), (iv) the Federal Clean Air Act (42 U.S.C. § 7401, et seq.), (v) the Federal Water Pollution Control Act, Federal Clean Water Act (33 U.S.C. § 1251, et seq.), (vi) the Federal Insecticide, Fungicide, and Rodenticide Act, Federal Pesticide Act (7 U.S.C. § 136, et seq.), (vii) the Federal Toxic Substances Control Act (15 U.S.C. § 2601, et seq.) and (viii) the Federal Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), all as now or hereafter amended.

“EBIT” means, for any period, an amount equal to Net Income for such period plus, the following to the extent deducted in calculating such Net Income, (i) Interest Expense for such period and (ii) all Federal, state, local and foreign income tax expense of the Borrower and its Subsidiaries on a consolidated basis for such period.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” has the meaning given in Section 8.1.

“Excess Cable” means the cable owned by ASHUC.

“Existing Debt” means the Indebtedness set forth on Schedule 1 attached hereto.

“Financial Transaction Contract” means any agreement (including all schedules thereto, confirmations of transactions thereunder, and documents, definitions, and agreements incorporated therein by reference or relating thereto) between the Borrower and the Lender or an Affiliate of the Lender, whether or not in writing, pursuant to which the Lender or an Affiliate of the Lender has agreed to (i) permit daylight overdrafts to occur on accounts maintained by the Borrower with the Lender or such Affiliate of the Lender, (ii) provide remote disbursement services for any the Borrower, (iii) process automated clearing house (ACH) transactions for the account of the Borrower or (iv) extend credit to the Borrower, in the form of credit card accounts and merchant card accounts, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Fraudulent Transfer Law” means Section 548 of the Bankruptcy Code of the United States, the Uniform Fraudulent Transfer Act, or any applicable provisions of comparable international, foreign, Federal, state or local law.

“GAAP” has the meaning given in Section 1.3.

“Government Approval” means an approval, permit, license, authorization, certificate, or consent of any Governmental Authority.

“Governmental Authority” means the government of the United States or any State or any foreign country or any political subdivision of any thereof or any branch, department, agency, instrumentality, court, tribunal or regulatory authority which constitutes a part or exercises any sovereign power of any of the foregoing.

“Guaranty” means that certain Continuing Guaranty, substantially in the form of Exhibit B attached hereto, executed by the Guarantor in favor of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Guarantor” means, individually and collectively, Elandia International Inc., a Delaware corporation and American Samoa Hawaii Undeployed Cable, LLC, a Delaware limited liability company.

“Guarantor Documents” means the Guaranty and the Security Documents to which the Guarantor is a party, as any thereof shall be amended, restated, supplemented or otherwise modified from time to time and all other certificates, instruments and other documents executed by any Guarantor in connection with this Agreement or the transactions contemplated hereby.

“Indebtedness” means, for any Person, without duplication: (i) all indebtedness for borrowed money; (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than indebtedness or liability for borrowed money deferred for a period of more than six months from the date of incurrence or trade payables entered into in the ordinary course of business on ordinary terms); (iii) all reimbursement or payment obligations with respect to letters of credit, bankers acceptances, surety bonds and similar instruments; (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (v) the net obligations of such Person under any Swap Contract in an amount equal to (A) if such Swap Contract has been closed out, the termination value thereof, or (B) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such swap agreement; (vi) all indebtedness created or arising under any conditional sale or other title retention agreement (excluding any operating lease), or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (vii) all obligations with respect to Capital Leases or Synthetic Leases; (viii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (viii) all liabilities in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above for which such Person is directly or contingently liable as obligor, guarantor, or otherwise, or in respect of which such Person otherwise assures a creditor against loss. For purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture formed as a partnership where such Person is a general partner or is otherwise liable for the Indebtedness of such partnership or joint venture to the extent of recourse against such Person, unless such Indebtedness is expressly made non-recourse to such Person and except for customary exceptions acceptable to the Lender.

“Intellectual Property” means, as to any Person, all of the following: (i) all trademarks, service marks, designs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers owned or used by such Person in its business or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof; (ii) all letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country owned by such Persons, including registrations, recordings and pending applications in the

United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein; (iii) all computer programs, computer data bases, other computer software, trade secrets, trade secret rights, ideas, drawings, designs, schematics, algorithms, writings, techniques, processes and formulas owned or used by such Person in its business; and (iv) all copyright rights of such Person in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States, any state thereof or any other country or any political subdivision thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

“Interest Expense” means, for any period, the sum (without duplication) of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (ii) the portion of rent expense with respect to such period under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for such period.

“Investments” has the meaning given in Section 7.8.

“Lenders” means ANZ Finance, ANZ Bank and any Successors thereto or permitted assigns thereof, and “Lender” means ANZ Finance or ANZ Bank, and any Successor thereto or permitted assigns thereof.

“Lien” means, for any Person, any security interest, pledge, mortgage, charge, assignment, hypothecation, encumbrance, attachment, garnishment, execution or other voluntary or involuntary lien upon or affecting the revenues of such Person or any real or personal property in which such Person has or hereafter acquires any interest.

“Loan Documents” means, collectively, the Borrower Documents, the Guarantor Documents and all other documents executed by the Borrower or any Guarantor and delivered to the Lender in connection with the transactions contemplated by this Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” means ASHC, SASC and ASHUC.

“Loans” means (as the context requires) the Tranche 1 Loan and the Tranche 2 Loan which in the aggregate will total up to the maximum principal amount of Sixteen Million Six Hundred Seventy-Two Thousand Dollars ($16,672,000), and “Loan” means the Tranche 1 Loan or the Tranche 2 Loan (as the context requires).

“Maturity Date” means June 7, 2016.

“Net Income” means, for any period, an amount equal to the net income of the Borrower and its Subsidiaries on a consolidated basis for such period determined in accordance with GAAP.

“Notes” means the Tranche 1 Note and the Tranche 2 Note, and “Note” means either of them.

“Officer’s Certificate” means a certificate executed and delivered on behalf of the Borrower by a Responsible Officer of the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means an “employee pension benefit plan” (as such term is defined in ERISA) from time to time maintained by the Borrower or a member of a Controlled Group.

“Permitted Liens” means: (i) Liens securing Taxes which are not delinquent or which remain payable without penalty (excluding any Liens imposed pursuant to any of the provisions of ERISA) or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (ii) Liens imposed by law (such as mechanics’, processor’s, materialmen’s, carriers’, warehousemen’s and landlord’s liens) incurred in good faith in the ordinary course of business which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iii) Liens arising in connection with worker’s compensation, unemployment insurance and social security benefits which are not delinquent or which remain payable without penalty or the validity or amount of which is being contested in good faith by appropriate proceedings, which shall have the effect of staying execution if execution is threatened or possible; (iv) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money) and customary deposits granted in the ordinary course of business under operating leases; (v) Liens securing surety, indemnity, performance, appeal and release bonds; (vi) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC in favor of banks where the Borrower maintains deposits in the ordinary course of business; (vii) Liens constituting encumbrances in the nature of zoning restrictions, condemnations, easements, encroachments, covenants, rights of way, minor defects, irregularities and rights or restrictions of record on the title or use of real property, which, in the reasonable judgment of the Lender, do not materially detract from the value of such property or materially impair the use thereof in the business and operations of the Borrower; and (viii) Liens on any portion of the Excess Cable granted to Agent or Lenders.

“Person” means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision of any government.

“Plan” means, at any time, an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any member of a Controlled Group for employees of the Borrower or any member of a Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of a Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

“Prime Rate” means the base rate on corporate loans posted by at least 75% of the United States’ 30 largest banks, commonly known as the U.S. Prime Rate of Interest as published from time to time in the Wall Street Journal.

“Purchase Agreement” means that certain Purchase and Sale, Finance and Development Agreement between Borrower and Pac-Rim Redeployment, LLC with an effective date of May 30, 2008, as amended by First Amendment to Purchase and Sale, Finance and Development Agreement dated November 4, 2008.

“Reporting Parties” means ASHC, SASC, ASHUC, Elandia International, Inc., AST Telecom, Inc., American Entertainment, Inc., Datec (Fiji) Limited and Generic Technology Limited and “Reporting Party” means any one of them.

“Responsible Officer” means, as to any Loan Party, any of the President, the Director, the Vice President, or the Secretary of such Loan Party.

“SASC” has the meaning specified in the Preamble.

“Security Agreements” means, collectively (i) that certain Security Agreement dated as of June 8, 2009 substantially in the form of Exhibit C-1 attached hereto executed by the Borrower in favor of the Agent for the ratable benefit of the Lenders and the Agent, (ii) that certain Collateral Assignment of Landing Party Agreements dated as of June 8, 2009 substantially in the form of Exhibit C-2 attached hereto executed by the Borrower in favor of the Agent for the ratable benefit of the Lenders and the Agent, (iii) that certain Collateral Assignment of Capacity Lease Agreements dated as of June 8, 2009 substantially in the form of Exhibit C-3 hereto executed by Borrower in favor of the Agent for the ratable benefit of the Lenders and the Agent; (iv) that certain Security Agreement dated as of June 8, 2009, substantially in the form of Exhibit C-4 hereto, executed by SASC in favor of the Agent for the ratable benefit of the Lenders and the Agent; and (v) that certain Security Agreement dated as of June 8, 2009, substantially in the form of Exhibit C-5 hereto, executed by ASHUC in favor of the Agent for the ratable benefit of the Lenders and the Agent, as each may be amended, restated, supplemented or otherwise modified from time to time, and “Security Agreement” means any of them.

“Security Documents” means, collectively (i) the Security Agreements, (ii) all financing statements, fixture filings, landlord waivers and notices filed in connection therewith, and (iii) all other documents and instruments executed by the Borrower or any Guarantor in connection therewith, as any thereof shall be amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, as to any Person at a particular time, if, at such time both (a) (i) the then fair saleable value of the property of such Person on a going concern basis is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person as they mature in the ordinary course and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the debts and liabilities of a Person, contingent or otherwise, shall include the amount of all debts and liabilities that are relevant under applicable Fraudulent Transfer Laws, and the assets of a Person shall give effect to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Person pursuant to applicable Law or pursuant to the terms of any agreement (including the Contribution Agreement).

“Subordinated Debt” means Indebtedness of the Borrower or any Subsidiary with respect to which the Borrower or such Subsidiary and the party to whom the Indebtedness is owed have executed and delivered a subordination agreement in favor of the Lender in form and substance satisfactory to the Lender.

“Subsidiary” means, for any Person, each business entity directly or indirectly controlled by such Person. For the purposes of this definition, “controlled by” shall mean the possession, directly or indirectly of the power to direct or cause the direction of the management or policies of such Subsidiary, whether through the ownership of partnership or limited liability company interest, voting securities, by contract, or otherwise. Unless otherwise specified, all references herein to a “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Successor” means, for any corporation, banking association or other legal entity, any successor by merger or consolidation, or by acquisition of substantially all of the assets of the predecessor, or by conversion to another type of legal entity, or by continuation after and the occurrence of an event that would otherwise result in termination under applicable law but for such continuation.

“Supplier” means, as the context requires, AT&T Corp., SamoaTel Limited, AST Telecom LLC d/b/a Blue Sky Communications.

“Swap Contract” means any agreement (including all schedules thereto, confirmations of transactions thereunder, and documents, definitions, and agreements incorporated therein by reference or relating thereto) relating to any transaction between the Borrower and the Lender or an Affiliate of the Lender that is an interest rate swap agreement or equivalent interest rate risk management agreement, basis swap, forward rate agreement, interest rate option, rate cap, collar or floor agreement or any other, similar agreement, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

“Synthetic Lease” means (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Tax” means, for any Person, any tax, assessment, duty, levy, impost or other charge imposed by any Governmental Authority on such Person or on any property, revenue, income, or franchise of such Person and any interest or penalty with respect to any of the foregoing.

“Tranche 1 Commitment” means Ten Million Dollars ($10,000,000).

“Tranche 1 Note” has the meaning given in Section 2.6.

“Tranche 2 Commitment” means Six Million Six Hundred Seventy-Two Thousand Dollars ($6,672,000).

“Tranche 2 Loan” has the meaning given to it in Section 3.1.

“Tranche 2 Note” has the meaning given in Section 3.6.

“Treasury Management Contract” means any agreement among the Borrower and its Affiliates governing the provision of treasury or cash management services, including, without limitation, deposit accounts, funds transfers, automated clearing house (ACH) transactions, zero balance accounts, concentration accounts, controlled disbursement services and lockbox accounts.

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested non-forfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any member of a Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“United States” and “U.S.” each means the United States of America.

Section 1.2 General Principles Applicable to Definitions. Definitions given herein shall be equally applicable to both singular and plural forms of the terms therein defined and references herein to “he” or “it” shall be applicable to Persons whether masculine, feminine or neuter. References herein to any document including, without limitation, this Agreement shall be deemed a reference to such document as it now exists, and as, from time to time hereafter, the same may be amended. The term “including” is not limiting and means “including without limitation.” References herein to any section, subsection, Schedule or Exhibit shall, unless otherwise indicated, be deemed a reference to sections and subsections within and schedules and Exhibits to this Agreement.

Section 1.3 Accounting Terms. Except as otherwise provided herein, accounting terms not specifically defined shall be construed, and all accounting procedures shall be performed, in accordance with generally accepted United States accounting principles consistently applied from and after the date hereof (“GAAP”) and as in effect on the date of application.

Section 1.4 UCC Terms. Except as otherwise provided herein, terms used herein that are defined in the UCC have the meanings given to them in the Uniform Commercial Code (the “UCC”) as the same may, from time to time, be in effect in the State of Washington.

ARTICLE 2

THE TRANCHE 1 LOAN

Section 2.1 Tranche 1 Loan. Subject to the terms and conditions of this Agreement, Lenders agree to make a term loan (the “Tranche 1 Loan”) duly requested by the Borrower in a Notice of Borrowing given under this Agreement; provided, that, after giving effect to any such requested borrowing the aggregate principal amount of the Tranche 1 Loan will not exceed the Tranche 1 Commitment.

Section 2.2 Manner of Borrowing. To request the Tranche 1 Loan, the Borrower shall deliver to Agent a written request made by a Responsible Officer not later than 11:00 a.m. (Pago Pago time) on the date the Borrower wishes the Tranche 1 Loan to be made. Such request shall specify the date of a requested borrowing (which must be a Business Day) and the amount thereof. Such request shall be deemed to constitute a representation and warranty by the Borrower that (i) as of the date of such request, the representations and warranties set forth in Article 5 hereof are true and correct in all material respects and (ii) no Default or Event of Default has occurred and is continuing or will result from making the requested the Tranche 1 Loan. Upon fulfillment to Agent’s satisfaction of the applicable conditions set forth in this Section 2.2 and in Article 4 hereof, Lenders shall promptly make the principal amount of the requested borrowing available to the Borrower first by direct payment to the lenders holding Existing Debt until the existing debt is paid in full and thereafter by depositing the amount to an ordinary checking account maintained by the Borrower with ANZ Bank.

Section 2.3 Repayment of Tranche 1 Loan. The Borrower shall repay to Agent, for the benefit of Lenders, the Tranche 1 Loans in (a) seven (7) consecutive monthly installments of accrued interest only, and (b) followed by seventy-seven (77) consecutive monthly installments each in the amount of One Hundred Twelve Thousand Three Hundred Fifty-five and 24/100 Dollars ($112,355.24) including interest accrued at the Applicable Interest Rate, beginning with the first payment due on July 8, 2009 and the same day of each month thereafter (each a “Tranche 1 Payment Date”) through the Maturity Date. On the Maturity Date the entire remaining unpaid principal balance shall be due in full (estimated to be approximately Four Million Twenty Thousand Three Hundred Fifty-Two and 38/100 Dollars ($4,020,352.38) (more or less)), together with all unpaid interest accrued at the Applicable Interest Rate. The Tranche 1 Loan may be repaid at any time without penalty or premium.

Section 2.4 Interest. The Borrower agrees to pay to Agent, for the benefit of Lenders, interest on the unpaid principal amount of the Tranche 1 Loan from the date the Tranche 1 Loan is made until the Tranche 1 Loan shall be paid in full at a per annum rate equal to the Applicable Interest Rate in effect from time to time; provided, however, that after the occurrence and during the continuation of an Event of Default, interest shall accrue at the Default Rate; provided, further, that interest shall not accrue at a rate in excess of the maximum rate permitted by applicable law. Computations of interest on the Tranche 1 Loan shall be made on the basis of a year of 365/366 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Notwithstanding the foregoing, in the event Borrower obtains a USDA Rural Development ‘Conditional Commitment for Guarantee’ in favor of Lender covering the outstanding amount of the Tranche 1 Loan (“USDA Guaranty”) the definition of “Applicable Interest Rate” in Section 1.1 hereof shall be amended, as of the effective date of the USDA Guaranty in favor of Lender, to delete “two percent (2.0%)” and to substitute in place thereof “one and one-tenth percent (1.10%).”

Section 2.5 Form and Place of Payment. All payments and prepayments of principal and interest on the Tranche 1 Loan shall be made by paying the same in United States Dollars and in immediately available funds to Agent not later than 3:00 p.m. (Pago Pago time) on the date on which such payment or prepayment shall become due. If such payment is received after 3:00 p.m. (Pago Pago time), then it will be deemed received on the next Business Day. All payments to be made by the Borrower shall be made without setoff, recoupment or counterclaim. Whenever any payment under this Article 2 shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation and payment of interest or fees, as the case may be.

Section 2.6 Note; Recordation of Tranche 1 Loan. The Tranche 1 Loan shall be evidenced by a promissory note of the Borrower dated as of the date hereof, payable to the order of ANZ Bank, as Agent for the benefit of Lenders, substantially in the form attached hereto as Exhibit A-1 in the face amount of the Tranche 1 Commitment (the “the Tranche 1 Note”). Agent is hereby authorized to record the date and amount of the Tranche 1 Loan, the Applicable Interest Rate, and the date and amount of each payment of principal and interest thereon on a schedule annexed to or kept in respect of the Tranche 1 Note. Any such recordation by Agent shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of the Borrower hereunder or under the Tranche 1 Note.

Section 2.7 Commitment Fees. The Borrower agrees to pay to Agent for the ratable benefit of Lenders, in connection with the Loans an upfront loan commitment fee for the Tranche 1 Loan and the Tranche 2 Loan in the amount of Two Hundred Fifty Thousand Eighty Dollars ($250,080). The upfront loan commitment fee shall be payable at closing as set forth in Section 4.1(j). The fees payable under this Section 2.7 shall be deemed fully earned when due and non-refundable when paid.

ARTICLE 3

THE TRANCHE 2 LOAN

Section 3.1 Tranche 2 Loan. Subject to the terms and conditions of this Agreement, Lenders agree that after the satisfaction of the conditions set forth in Article 4 hereof, to make a term loan (the “Tranche 2 Loan”) to the Borrower in the principal amount of Six Million Six Hundred Seventy-Two Thousand Dollars ($6,672,000).

Section 3.2 Manner of Borrowing. To request the Tranche 2 Loan, the Borrower shall deliver to the Agent a written request made by a Responsible Officer not later than 11:00 a.m. (Pago Pago time) on the date the Borrower wishes the Tranche 2 Loan to be made. Such request shall specify the date of the requested borrowing (which must be a Business Day) and the amount thereof. Such request shall be deemed to constitute a representation and warranty by the Borrower that (i) as of the date of such request, the representations and warranties set forth in Article 5 hereof are true and correct in all material respects and (ii) no Default or Event of Default has occurred and is continuing or will result from making the Tranche 2 Loan. Upon fulfillment to Agent’s satisfaction of the applicable conditions set forth in this Section 3.2 and in Article 4 hereof, Lenders will promptly make the proceeds of the Tranche 2 Loan available to the Borrower first by direct payment to the lenders of the Existing Debt until the Existing Debt is paid in full and thereafter by depositing the amount to an ordinary checking account maintained by the Borrower with ANZ Bank.

Section 3.3 Repayment of Tranche 2 Loan. The Borrower shall repay to Agent, for the benefit of Lenders, the Tranche 2 Loan in (a) seven (7) consecutive monthly installments of accrued interest only, (b) followed by seventy-seven (77) consecutive installments each in the amount of Seventy-Four Thousand Nine Hundred Sixty-Three and 42/100 Dollars ($74,963.42) including interest accrued at the Applicable Interest Rate, beginning with the first payment due on July 8, 2009 and the same day of each month thereafter (each a “Tranche 2 Payment Date”) through the Maturity Date. On the Maturity Date the entire remaining unpaid principal balance of the Tranche 2 Loan shall be due in full (estimated to be approximately Two Million Thirty-Seven Thousand Five Hundred Four and 65/100 Dollars ($2,037,504.65) (more or less), together with all unpaid interest accrued at the Applicable Interest Rate. The Tranche 2 Loan may be repaid at any time without premium or penalty.

Section 3.4 Interest. The Borrower agrees to pay to Agent, for the benefit of Lenders, interest on the unpaid principal amount of the Tranche 2 Loan from the date made until the Tranche 2 Loan shall be due and payable at a per annum rate equal to the Applicable Interest Rate in effect from time to time; provided, however, that after the occurrence and during the continuation of an Event of Default, interest shall accrue at the Default Rate; provided, further, that interest shall not accrue at a rate in excess of the maximum rate permitted by applicable law. Accrued but unpaid interest on the Tranche 2 Loan shall be paid in accordance with Section 3.3. Computations of interest on the Tranche 2 Loan shall be made on the basis of a year of 365/366 days, for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Notwithstanding the foregoing, in the event Borrower obtains a USDA Rural Development ‘Conditional Commitment for Guarantee’ in favor of Lender covering the outstanding amount of the Tranche 2 Loan (“USDA Guaranty”) the definition of “Applicable Interest Rate” in Section 1.1 hereof shall be amended, as of the effective date of the USDA Guaranty in favor of Lender, to delete “two percent (2.0%)” and to substitute in place thereof “one and one-tenth percent (1.10%).”

Section 3.5 Form and Place of Payment. All payments and prepayments of principal and interest on each Loan shall be made by paying the same in United States Dollars and in immediately available funds to the Agent not later than 3:00 p.m. (Pago Pago time) on the date on which such payment or prepayment shall become due. If such payment is received after 3:00 p.m. (Pago Pago time), then it will be deemed received on the next Business Day. All payments to be made by the Borrower shall be made without setoff, recoupment or counterclaim. Whenever any payment under this Article 3 shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation and payment of interest or fees, as the case may be.

Section 3.6 Note; Recordation of Tranche 2 Loan. The Tranche 2 Loan shall be evidenced by a promissory note of the Borrower dated as of the date hereof, payable to the order of ANZ Bank, as Agent for the benefit of Lenders, substantially in the form attached hereto as Exhibit A-2 in the face amount of Six Million Six Hundred Seventy-Two Thousand Dollars ($6,672,000) (the “Tranche 2 Note”). Agent is hereby authorized to record the date and amount of the Tranche 2 Loan, the Applicable Interest Rate, and the date and amount of each payment of principal and interest thereon on a schedule annexed to or kept in respect of the Tranche 2 Note. Any such recordation by Agent shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, that the failure to make any such recordation or any error in any such recordation shall not affect the obligations of the Borrower hereunder or under the Tranche 2 Note.

ARTICLE 4

CONDITIONS TO LOANS

Section 4.1 Conditions to Initial Advance. In addition to the conditions set forth in Section 4.4, the obligations of Lenders to make the Tranche 1 Loan and the Tranche 2 Loan are subject to fulfillment of the following conditions precedent prior to making such Loan:

(a) Borrower Documents. The Agent shall have received the following, each properly executed by an officer of the Borrower and each in form and substance satisfactory to the Agent and its legal counsel: (i) executed counterparts of this Agreement; (ii) the original Notes; and (iii) executed counterparts of each other Borrower Document.

(b) Borrower Authority. The Agent shall have received the following, each in form and substance satisfactory to the Agent and its legal counsel: (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of the Borrower as the Agent may require to establish the identities of and verify the authority and capacity of each officer thereof authorized to act as an officer in connection with this Agreement, the Notes and the other Borrower Documents; and (ii) such evidence as the Agent may require to verify that the Borrower is duly formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of the Borrower’s certificate of formation and operating agreement and a certificate of good standing.

(c) Guarantor Documents. The Agent shall have received the following, each properly executed by an officer of Guarantor a party thereto and each in form and substance satisfactory to the Agent and its legal counsel: (i) executed counterparts of the Guaranty; and (ii) executed counterparts of each other Guarantor Document.

(d) Guarantor Authority. The Agent shall have received the following, each in form and substance satisfactory to the Agent and its legal counsel: (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of officers of each Guarantor as the Agent may require to establish the identities of and verify the authority and capacity of each officer thereof authorized to act as an officer in connection with the Guaranty and the other Guarantor Documents to which such Guarantor is a party; and (ii) such evidence as the Agent may require to verify that each Guarantor is duly formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Guarantor’s articles or certificate of incorporation and bylaws and a certificate of good standing.

(e) Collateral. The Agent shall have received the following, each in form and substance satisfactory to the Agent and its legal counsel:

(i) searches of Uniform Commercial Code filings in (A) the jurisdiction in which the Borrower is organized, (B) the jurisdiction in which the chief executive office of the Borrower is located, and (C) each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lien created by the Security Documents, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than as expressly permitted by this Agreement;

(ii) to the extent not described in Sections 4.1(a) and 4.1(c) above, executed counterparts of each Security Document together with allonges or assignments as may be necessary or appropriate to perfect the Lien created by the Security Documents; and

(iii) evidence that all other actions necessary or, in the opinion of the Lender, desirable to perfect and protect the first priority Lien created by the Security Documents, and to enhance the Agent’s ability to preserve and protect its interests in and access to the Collateral, have been taken.

(f) Evidence of Priority. The Agent shall have received evidence reasonably satisfactory to the Agent and its legal counsel that (i) the Agent holds a perfected, first priority Lien on all Collateral (other than as expressly permitted by this Agreement) and (ii) none of the Collateral is subject to any other Liens other than as expressly permitted by this Agreement.

(g) Evidence of Insurance. The Agent shall have received copies of insurance policies, certificates of insurance or other evidence reasonably satisfactory to the Agent that the insurance required by this Agreement or any Security Document is in full force and effect and that the Agent and Lenders have been named as additional insured and/or loss payee to the extent required hereunder or thereunder.

(h) Officer’s Certificate. The Agent shall have received an Officer’s Certificate from the Borrower as to the accuracy of the Borrower’s representations and warranties set forth in Article 5 hereof and as to the absence of any Default or Event of Default.

(i) No Material Adverse Change. No event shall have occurred since the date of the balance sheet referred to in Section 5.6(b) that could reasonably be expected to have a material adverse change in, or a material adverse effect upon, the business, operations, properties or financial condition of the Borrower or the Borrower and the Guarantor taken as a whole.

(j) Payment of Fees and Expenses. The Lenders shall have received (i) the upfront fees set forth in Section 2.7 and (ii) reimbursement for all reasonable expenses, including, without limitation, the costs of any appraisals required to be obtained by the Borrower pursuant to Section 4.1(e) hereof, incurred by Agent or any Lender in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents.

(k) Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that the Borrower and Guarantor have obtained all consents, permits and Government Approvals from all Persons (including, without limitation, Governmental Authorities) which are parties to or the issuer of any material contract, lease, license or other Government Approval necessary or advisable to permit the Agent following any Event of Default, to enjoy the practical realization of the rights and remedies provided in this Agreement and the other Loan Documents, including duly executed Consent of Supplier by each Supplier (except AT&T Corp.) and duly executed Consent of Customer by each Customer (except AT&T Corp. and American Samoa Telecommunications Authority), and evidence that notice of the assignment to Agent with respect to the Capacity Lease Agreements and Landing Party Agreements shall have been given to AT&T Corp. by ASHC and evidence that notice of the assignment to Agent with respect to the Capacity Lease Agreements shall have been give to American Samoa Telecommunications Authority by ASHC.

Section 4.2 Acknowledgements. Agent shall have received:

(a) Acknowledgements from all members of ASHC that ASHC has entered into a fixed priced contract for the purchase of a fully operational underwater fibre optic cable for US$25,367,835, the cost of which has been paid or will be paid in full (i) with a US$9,000,000 contribution by the American Samoa Government (in exchange for its 33.3% ownership interest in ASHC) and (ii) loans by Lenders to Borrower under this Agreement.

(b) A Certificate or other evidence that the US$9,000,000 contribution by the American Samoa Government has been irrevocably committed to pay a portion of the acquisition price.

(c) Acknowledgement from the American Samoa Government of its knowledge of the security arrangements and collateral for the Loans, and acknowledgement that Lender has the right and power to sell the Cable System and other Collateral in the event of one or more continuing and unremedied events of default under this Agreement or other Loan Documents.

(d) Confirmation from the attorney for each member/owner of ASHC that there is in place an agreement among the members regarding the distribution of revenues, income and property of ASHC with the understanding being that interest and principal payments on the Loans shall have priority over and above any dividends or any new debt repayment requirements of the Borrower.

Section 4.3 Final Acceptance. The Agent shall have received from ASHC a Certificate of Final Acceptance of the Cable System and certification that the Cable System is fully operational.

Section 4.4 Conditions to All Loans. The obligations of Lenders to make the Tranche 1 Loan and the obligations of Lenders to make the Tranche 2 Loan, are subject to fulfillment of the following conditions precedent:

(a) Prior Conditions. All of the conditions set forth in Section 4.1 shall have been satisfied.

(b) Notice of Borrowing. Agent shall have received from the Borrower a request therefor complying with the requirements of Section 2.2, and in the case of the Tranche 1 Loan, and Agent shall have received from the Borrower a request therefor complying with the requirements of Section 3.2 in the case of the Tranche 2 Loan.

(c) No Defaults, Etc. At the date of the requested Loan, no Default or Event of Default shall have occurred and be continuing or will result from making such Loan; and the representations and warranties of the Borrower in Article 5 hereof shall be true on and as of such date with the same force and effect as if made on and as of such date.

(d) Revocation of Guaranty. Agent shall not have received from the Borrower or Guarantor any notice terminating or purporting to terminate Guarantor’s obligations under the Guaranty to which such Guarantor is a party or claiming that either Guaranty is not or will in the future not be fully enforceable against each Guarantor a party thereto in accordance with its terms.

(e) Other Information. The Agent shall have received such other statements, certificates, documents and information as it may reasonably request in order to satisfy itself that the conditions set forth in this Section 4.4 have been fulfilled.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and each Lender as follows:

Section 5.1 Existence and Power. Each Borrower is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Borrower is duly qualified to do business in each other jurisdiction where the failure to so qualify would be likely to have a material adverse effect on the business, operations, properties or financial condition of such Borrower. Each Borrower has full company power, authority and legal right to carry on its business and operations as presently conducted, to own and operate its properties and assets, and to execute, deliver and perform this Agreement and the other Borrower Documents.

Section 5.2 Authorization. The execution, delivery and performance by the Borrower of this Agreement and the other Borrower Documents and any borrowing hereunder, have been duly authorized by all necessary company action of the Borrower, do not require any member approval or the approval or consent of any trustee or the holders of any Indebtedness of the Borrower, except such as have been obtained (certified copies thereof having been delivered to the Lender), do not contravene any law, regulation, rule or order binding on it or its certificate of formation and limited liability company agreement and do not contravene the provisions of or constitute a default under any material indenture, mortgage, contract or other agreement or instrument to which the Borrower is a party or by which the Borrower or any of its properties may be bound or affected.

Section 5.3 Government Approvals, Etc. No Government Approval or filing or registration with any Governmental Authority is required for the making and performance by the Borrower or any Guarantor of the Loan Documents or in connection with any of the transactions contemplated hereby or thereby, except such as have been heretofore obtained and are in full force and effect (certified copies thereof having been delivered to the Agent).

Section 5.4 Binding Obligations, Etc. This Agreement has been duly executed and delivered by the Borrower and constitutes, and the other Borrower Documents when duly executed and delivered will constitute, the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors’ rights generally or general principles of equity. The Guarantor Documents when duly executed and delivered will constitute, the legal, valid and binding obligations of each Guarantor a party thereto enforceable against such Guarantor in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors’ rights generally or general principles of equity.

Section 5.5 Litigation. Except as specifically disclosed in Schedule 2 attached hereto, there are no material actions, proceedings, investigations, or claims against or affecting the Borrower or any Guarantor now pending before any court, arbitrator, or Governmental Authority (nor to the Borrower’s knowledge has any thereof been threatened nor does any basis exist therefor) which if determined adversely to the Borrower or such Guarantor would (a) have a material adverse effect on the business, operations, properties or financial condition of the Borrower or the Borrower and the Guarantors taken as a whole, (b) impair or defeat the Lien of the Agent or any Lender on any material portion of the Collateral or any rights of the Borrower or any Guarantor therein, or (c) result in a judgment or order against the Borrower or any Guarantor (in excess of insurance coverage) for more than One Hundred Thousand Dollars ($100,000) in any one case or One Hundred Fifty Thousand Dollars ($150,000) in the aggregate.

Section 5.6 Financial Condition.

(a) Pro forma Financial Information. The pro forma financial information, statements and projections furnished to the Lender by or on behalf of the Borrower in connection with this Agreement and the transactions contemplated hereby and thereby, were prepared and furnished to each Lender in good faith and were based on estimates and assumptions that were believed by the management of the Borrower to be reasonable in light of then current and foreseeable business conditions of the Borrower and represented the Borrower’s management’s good faith estimate of the projected financial performance of the Borrower based on the information available to the Responsible Officers of the Borrower at the time so furnished.

(b) Financial Statements. The April 30, 2009, consolidated balance sheet of ASHC and its Subsidiaries furnished to the Lender pursuant to Section 6.10(a) or (b) and (the “Current Balance Sheet”), and the related statements of income and retained earnings of ASHC and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Lender, fairly present the consolidated financial condition of the Borrower as at such date, all determined in accordance with GAAP. ASHC did not have on such date any material contingent liabilities for Taxes, unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in such balance sheet and in the related notes. Since the date of the Current Balance Sheet there has been no material adverse change in the business, operations, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole.

Section 5.7 Solvency. The Borrower and the Guarantor are each Solvent and each shall be Solvent immediately after the consummation of the transactions contemplated by this Agreement.

Section 5.8 Title and Liens. The Borrower has good and marketable title to each of the properties and assets reflected in the Current Balance Sheet, except such as have been since sold or otherwise disposed of in the ordinary course of business. No assets or revenues of the Borrower are subject to any Lien except as required or permitted by this Agreement or specifically disclosed in Schedule 3 attached hereto.

Section 5.9 Intellectual Property. The Borrower owns or possesses all Intellectual Property and all licenses, franchises, permits and rights with respect to any Intellectual Property necessary to own and operate its respective properties and to carry on its business as presently conducted and presently planned to be conducted. Except as specifically disclosed in Schedule 4 attached hereto, no claim or litigation regarding any Intellectual Property or any license, franchise, permit or other rights with respect thereto is pending (nor to the best of the Borrower’s knowledge threatened) which if determined adversely to the Borrower would have a material adverse effect on the business, operations, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole.

Section 5.10 Matters Concerning Collateral.

(a) The execution and delivery by the Borrower of the Security Documents, together with the actions taken on or prior to the date hereof pursuant to Section 4.1(f), are effective to create and do create in favor of the Agent for the ratable benefit of the Lenders and the Agent, as security for the Secured Obligations (as defined in the applicable Security Document in respect of any Collateral), a valid, perfected and enforceable Lien on such Collateral, prior and superior in right to any other Person except for

Permitted Liens and Liens specifically disclosed in Schedule 3 attached hereto, and all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Agent or any Lender.

(b) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required for either (i) the grant by the Borrower of the Liens purported to be created in favor of the Agent for the ratable benefit of the Lenders and the Agent pursuant to any of the Security Documents to which it is a party or (ii) the exercise by the Agent or any Lender of any rights or remedies in respect of the Collateral described in any of such Security Documents (whether specifically granted or created pursuant to any of such Security Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection (a) above.

(c) Except as such as may have been filed in favor of the Agent or any Lender as contemplated by subsection (a) above and in respect of Liens permitted under Section 7.7, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral described in any of the Security Documents to which the Borrower is a party is on file in any filing or recording office.

(d) All representations and warranties of the Borrower contained in the Security Documents to which it is a party are true and correct, and all information supplied to the Agent or any Lender by or on behalf of the Borrower with respect to the Collateral is accurate and complete in all material respects.

Section 5.11 Environmental Laws, Etc. Except as specifically disclosed in Schedule 5 attached hereto, all properties of the Borrower and its use thereof comply in all material respects with applicable zoning and use restrictions and with applicable laws and regulations relating to health, safety and the environment in all jurisdictions in which the Borrower is doing business. Without limiting the foregoing, except as specifically disclosed in Schedule 5 attached hereto, no Hazardous Substances have been generated, manufactured, refined, transferred, stored, treated, transported, handled, managed, discharged or disposed of, whether by the Borrower or, to the best of the Borrower’s knowledge after investigation, by any other Person onto, upon, over, beneath or from any real property owned by the Borrower or other premises owned, leased, operated, used or held at any time by the Borrower or any of the ground water beneath any such premises (collectively, the “Premises”) which in any fashion might result in the Borrower or the Agent or any Lender incurring or suffering at any time any loss, liability, damages, or obligations including liability for cleanup and recovery costs and expenses. Except as specifically disclosed in Schedule 5 attached hereto, there are no underground storage tanks, whether in current use or not, at any of the Premises and no such tanks have ever been maintained on the Premises. There are no past or present events, conditions, circumstances, activities, practices, incidents or actions at or in connection with the Premises which could reasonably be expected to interfere with or prevent continued compliance with any laws or regulations pertaining to underground storage tanks or any other laws or regulations relating to the emission, discharge, release or threatened release of Hazardous Substances into the environment or give rise to any legal liability or otherwise form the basis of any claim, action, suit, proceedings, hearing or investigation against or affecting the Borrower under the Environmental Laws. There has been no disposal from the Premises by (or to the best of the Borrower’s knowledge after investigation, by any other Person) directly or indirectly of any Hazardous Substances to, on or in any site currently listed or formally proposed to be listed on the National Priorities List under Superfund or any site listed on any priority cleanup list compiled by any state department of ecology or environmental quality. The Borrower has not and will not be involved in any operations at or near the Premises which operations when conducted in accordance with applicable law could lead to: (a) the imposition of liability under Environmental Laws on the Borrower or any subsequent owner of the Premises or (b) the creation of a lien on the Premises under Environmental Laws or under any similar laws or regulations.

Section 5.12 Taxes. The Borrower has filed all tax returns and reports required of it, has paid all Taxes which are due and payable and before they have become delinquent, except for Taxes (a) whose amount is not individually or in the aggregate a Material Amount, or (b) whose amount, applicability or validity is currently being contested in good faith by appropriate proceedings where reserves or other appropriate provisions required by GAAP shall have established therefor. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes for all fiscal periods to date are accurate. There are no questions or disputes between the Borrower and any Governmental Authority with respect to any Taxes. As used in this Section 5.12, “Material Amount” shall mean an amount of Fifty Thousand Dollars ($50,000) or more or an amount otherwise material to the business, operations, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole.

Section 5.13 Other Agreements. The Borrower is not in breach of or default in any material respect under any material agreement to which it is a party or which is binding on it or any of its assets.

Section 5.14 Labor and Employee Relations Matters. The Borrower is not and does not expect to be the subject of any union organizing activity or material labor dispute, and the Borrower has not violated any applicable federal or state law or regulation relating to labor or labor practices, except such organizing activity, labor disputes and violations, which individually or in aggregate, could not reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole.

Section 5.15 Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Federal Reserve Regulation U), and no part of the proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any other purpose that violates the applicable provisions of any Federal Reserve Regulation. The Borrower will furnish to the Agent or any Lender on request a statement conforming with the requirements of Regulation U.

Section 5.16 ERISA.

(a) The present value of all benefits vested under all Pension Plans did not, as of the most recent valuation date of such Pension Plans, exceed the value of the assets of the Pension Plans allocable to such vested benefits by an amount which would represent a potential material liability of the Borrower or affect materially the ability of the Borrower to perform the Loan Documents.

(b) No Plan or trust created thereunder, or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which could subject such Plan or any other Plan, any trust created thereunder, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust to the tax or penalty on prohibited transactions imposed by Section 502 of ERISA or Section 4975 of the Code.

(c) No Pension Plan or trust has been terminated, except in accordance with the Code, ERISA, and the regulations of the Internal Revenue Service and the PBGC as applicable to solvent plans in which benefits of participants are fully protected. No “reportable event” as defined in Section 4043 of ERISA has occurred for which notice has not been waived or for which alternative notice procedures are permitted.

(d) No Pension Plan or trust created thereunder has incurred any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) whether or not waived, since the effective date of ERISA.

(e) The required allocations and contributions to Pension Plans will not violate Section 415 of the Code.

(f) The Borrower has no withdrawal liability to any trust created pursuant to a multi-employer pension or benefit plan nor would it be subject to any such withdrawal liability in excess of Fifty Thousand Dollars ($50,000) if it withdrew from any such plan or if its participation therein were otherwise terminated.

Section 5.17 Subsidiaries. ASHC has two (2) Subsidiaries: ASHUC and SASC.

Section 5.18 Not Investment Company, Etc. The Borrower is not now, and after the application by the Borrower of the proceeds of any Loan will not be, subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 5.19 Representations as a Whole. This Agreement, the other Loan Documents, the financial statements referred to in Section 5.6(b), and all other instruments, documents, certificates and statements furnished to the Agent or any Lender by or on behalf of the Borrower, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to the Agent and each Lender in writing any and all facts which could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Borrower, or the ability of the Borrower to perform its obligations under the Loan Documents. Without limiting the foregoing, each of the representations and warranties made by the Borrower herein and in the other Loan Documents is true and correct on and as of the date when made, on and as of the date hereof, and on and as of each date this representation is deemed made hereunder with the same force and effect as if made on and as of such dates.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as Lender shall have any Commitment hereunder or there shall be any outstanding Loans and until payment in full of each Loan and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, the Borrower agrees that it will do all of the following unless the Lender shall otherwise consent in writing.

Section 6.1 Use of Proceeds. Borrower will (a) use the proceeds of the Tranche 1 Loan and the Tranche 2 Loan solely to purchase a fully operational underwater fibre optic cable from Pacific-Rim Redeployment LLC and Telecom New Zealand - linking American Samoa and Samoa to Hawaii and providing improved long distance telecommunication services for these two countries to the Northern Hemisphere.

Section 6.2 Payment. The Borrower will pay the principal of and interest on the Loans in accordance with the terms of this Agreement and the Notes, and will pay when due all other amounts payable by the Borrower hereunder and under any other Loan Document.

Section 6.3 Preservation of Company Existence, Etc. The Borrower will, and will cause each Subsidiary to, preserve and maintain their existence, rights, franchises and privileges in the jurisdictions of their organization and will, and will cause each Subsidiary to, qualify and remain qualified as foreign companies, corporations or entities in each jurisdiction where qualification is necessary or advisable in view of their business and operations or the ownership of their properties.

Section 6.4 Visitation Rights. The Borrower will permit the Agent, each Lender and such Persons as the Agent or any Lender may designate, at any reasonable time, and from time to time, subject to Agent’s (or Lender’s) execution of appropriate confidentiality agreements, at Lender’s expense except during the continuation of an Event of Default and then at Borrower’s expense, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of the Borrower and any Subsidiary and to discuss the affairs, finances and accounts of the Borrower and any Subsidiary with any of the Borrower’s officers, managers or members. Without limiting the generality of the foregoing, the Borrower agrees to permit Persons retained by the Agent or any Lender at any reasonable time, and from time to time, subject to Agent’s (or Lender’s) execution of appropriate confidentiality agreements, to conduct field audits of the Collateral, to examine and make copies of and abstracts from the records and books of account of and to visit the properties of the Borrower and any Subsidiary.

Section 6.5 Keeping of Books and Records. The Borrower will, and will cause each Subsidiary to, keep adequate records and books of account in which complete entries will be made, in accordance with GAAP, reflecting in all material respects all financial transactions of the Borrower and its Subsidiaries.

Section 6.6 Maintenance of Property, Etc. The Borrower will, and will cause each Subsidiary to, maintain and preserve all of its material properties in good working order and condition, ordinary wear and tear excepted and subject to expected life expectancies applicable to each particular asset, and will from time to time make all needed repairs, renewals, or replacements so that the efficiency of such properties shall be fully maintained and preserved. The Borrower will not take or fail to take any action, nor permit any action to be taken by others that are subject to the Borrower’s control which would affect the validity and enforcement of its Intellectual Property, or impair the value of such Intellectual Property.

Section 6.7 Compliance With Laws, Etc. The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws, regulations, rules, and orders of Governmental Authorities applicable to the Borrower, such Subsidiary or to its or their business, operations or properties, except any thereof whose validity is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and with provision having been made to the satisfaction of the Lenders for the payment of any fines, charges, penalties or other costs in respect thereof in the event the contest is determined adversely to the Borrower or such Subsidiary.

Section 6.8 Other Obligations. The Borrower will, and will cause each Subsidiary to, pay and discharge before the same shall become delinquent all Indebtedness, Taxes, and other obligations for which the Borrower or such Subsidiary is liable or to which its income or property is subject and all claims for labor and materials or supplies which, if unpaid, might become by law a lien upon assets of the Borrower or such Subsidiary, except any thereof whose validity, applicability or amount is being contested in good faith by the Borrower or such Subsidiary in appropriate proceedings with provision having been made to the satisfaction of the Lenders for the payment thereof in the event the contest is determined adversely to the Borrower or such Subsidiary.

Section 6.9 Insurance. The Borrower will, and will cause each Subsidiary to, keep in force upon all of its and their business, operations and properties, policies of insurance carried with responsible companies in such amounts and covering all such risks as shall be customary in the industry and as shall be reasonably satisfactory to the Agent. Without limiting the generality of the foregoing, the Borrower will, and will cause each Subsidiary to, maintain or cause to be maintained all insurance required under the terms of any Security Document. Each such policy of insurance shall (a) name Agent and each Lender as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Agent that names the Agent as the loss payee thereunder and provides for at least forty-five (45) days prior written notice to the Agent of the cancellation of such policy. The Borrower will provide the Agent and each Lender with at least forty-five (45) days prior written notice of any modification of any policies of insurance required to be maintained by the Borrower and its Subsidiaries under this Section, and will from time to time, on request, furnish to the Agent and each Lender certificates of insurance or, at the Agent’s or any Lender’s request, duplicate policies evidencing such coverage.

Section 6.10 Financial Information. The Borrower will deliver, or cause to be delivered, to the Lender:

(a) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Reporting Parties, the consolidated balance sheet of the Reporting Parties and their Subsidiaries as of the end of such fiscal year and the related consolidated statements of revenue and expenses, member’s equity and cash flows for such year, prepared by independent certified public accountants selected by the Borrower and approved by the Lenders (which approval shall not be unreasonably withheld or delayed) and accompanied by (i) a review report thereon by such independent certified public accountants which report shall be prepared in accordance with GAAP and the standards of the AICPA and shall not be qualified by reason of restricted or limited examination of any material portion of the records of the Reporting Parties or their Subsidiaries and (ii) an Officer’s Certificate of the Borrower certifying that as of the close of such year no Event of Default or Default had occurred and was continuing;

(b) Quarterly Financial Statements. As soon as available and in any event within thirty (30) days after the end of each fiscal quarter of the Reporting Parties, the consolidated balance sheet of the Reporting Parties and their respective Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of profits and losses, revenue and expenses, member’s equity and cash flows for such fiscal quarter, prepared by the Reporting Parties and accompanied by an Officer’s Certificate with calculations measuring actual performance against budget on a monthly basis and management commentary describing any variances greater than ten percent (10%) or Twenty-Five Thousand Dollars ($25,000) per line item, and certifying that such financial statements have been prepared in conformity with GAAP and the standards of the AICPA (subject to year-end audit adjustments and the absence of footnote disclosures) and, in all material respects, present fairly the financial position and the results of operations of the Borrower and its Subsidiaries as at the end of and for such fiscal quarter;

(c) Annual Budgets. As soon as available and in any event by January 30, 2010, and thereafter within thirty (30) days after the end of each subsequent fiscal year of the Borrower, a projected cash flow analysis and budget for the Borrower and for AST Telecom, Inc., prepared on a monthly basis, for the next succeeding fiscal year setting forth the projected revenues, expenses and cash flows and the underlying assumptions therefore, all in reasonable detail and certified by a Responsible Officer of the Borrower and a Responsible Officer of AST Telecom, Inc. and their respective Subsidiaries as having been prepared and furnished to the Lenders in good faith and based on estimates and assumptions that were believed by the management of the Borrower and of AST Telecom, Inc. to be reasonable in light of the then current and foreseeable business conditions of the Borrower and its Subsidiaries; and

(d) Other. All other statements, reports and other information as the Agent or Lender may reasonably request concerning the Collateral or the financial condition and business affairs of the Borrower or any of its Subsidiaries.

Section 6.11 Financial Covenant. The Borrower will maintain on a consolidated basis, as of the end of its first fiscal quarter following a full year of operation of the Cable System, beginning with the reporting period ending March 31, 2011, and as of each fiscal year end, thereafter, an Interest Coverage Ratio equal to or greater than 2.50 to 1. As used herein, “Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) EBIT of the Borrower and its Subsidiaries to (ii) Interest Expense of the Borrower and its Subsidiaries, in each case for the four (4) fiscal quarters ended at such date.

Section 6.1 Appraisal. Agent shall receive a valuation on the underwater fibre optic cable system within 12-months of the date hereof, together with an opinion on the remaining useful life of the system.

Section 6.2 Capacity Report. Borrower to supply to Agent a quarterly capacity report evidencing a list of users, in terms of DS3s leased the corresponding billings and the fact that a minimum level of 5 DS3s is being maintained after the end of the first third quarter of 2010.

Section 6.3 Notification. Promptly after learning thereof, the Borrower will notify the Agent and each Lender of (a) any action, proceeding, investigation or claim against or affecting the Borrower or any Subsidiary instituted before any court, arbitrator or Governmental Authority or, to the Borrower’s knowledge threatened to be instituted, which if determined adversely to the Borrower or any Subsidiary would be likely to have a material adverse effect on the business, operations, properties, financial condition or prospects of the Borrower, such Subsidiary or the Borrower and the Guarantors taken as a whole, or to impair or defeat the Lien of the Agent or any Lender on any material portion of the Collateral or the rights of Borrower, any Subsidiary or any Guarantor therein, or would be likely to result in a judgment or order against the Borrower, any Subsidiary or any Guarantor (in excess of insurance coverage) for more than Two Hundred Thousand Dollars ($200,000) or, when combined with all other pending or threatened claims, more than Three Hundred Thousand Dollars ($300,000); (b) any substantial dispute between the Borrower, any Subsidiary or any Guarantor and any Governmental Authority which would reasonably be expected to result in a material adverse effect; (c) any labor controversy which has resulted in or, to the Borrower’s knowledge, threatens to result in a strike which would materially affect the business or operations of the Borrower, any Subsidiary or any Guarantor; (d) if the Borrower or any member of a Controlled Group gives or is required to give notice to the PBGC of any “reportable event” (as defined in subsections (b)(1), (2), (5) or (6) of Section 4043 of ERISA) with respect to any Plan (or the Internal Revenue Service gives notice to the PBGC of any “reportable event” as defined in subsection (c)(2) of Section 4043 of ERISA and the Borrower obtains knowledge thereof) which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (e) the occurrence of any Event of Default or Default; and (f) the occurrence of an event which results in a material adverse change in the business, operations, properties or financial condition of the Borrower or the Borrower and the Guarantors taken as a whole. In the case of the occurrence of an Event of Default or Default or the occurrence of an event which results in a material adverse change in the business, operations, properties or financial condition of the Borrower or the Borrower and the Guarantors taken as a whole, the Borrower will deliver to the Agent and each Lender an Officer’s Certificate specifying the nature thereof, the period of existence thereof, if applicable, and what action the Borrower proposes to take with respect thereto.

Section 6.4 Additional Payments; Additional Acts. From time to time, the Borrower will (a) pay or reimburse the Agent and each Lender on request for all Taxes (other than Taxes imposed on the net income of the Agent or such Lender) imposed on this Agreement and any other Loan Document or payment and for all reasonable expenses, including, without limitation, attorneys’ fees (including allocated costs of in-house counsel), incurred by the Agent and each Lender in connection with the making or administering of the Loans, (b) pay or reimburse the Agent and each Lender on request for all reasonable expenses (including allocated costs of in-house collateral examiners) incurred by the Agent and each Lender in connection with conducting field audits or inspections of the Collateral; provided, however, that so long as no Event of Default shall have occurred and be continuing, such collateral examinations shall occur no more often than annually, and shall be conducted by Persons present in American Samoa; provided further that, Borrower shall be under no obligation to pay or reimburse Lender for any costs or expenses incurred should Lender wish to send Persons from outside American Samoa to American Samoa to conduct any field audits or inspections, except upon the occurrence and during the continuation of an Event of Default and then at Borrower’s expense; (c) pay or reimburse the Agent and each Lender on request for all reasonable costs, expenses and fees, including, without limitation, attorneys’ fees (including allocated costs of in-house counsel), incurred by the Agent or such Lender in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents and any and all amendments, waivers, consents and similar documents pertaining hereto and thereto; (d) pay or reimburse the Lender for all reasonable expenses, including, without limitation, attorneys’ fees, incurred by the Agent and each Lender in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement and each other Loan Document (including, without limitation, all such costs and expenses incurred during any “workout” or restructuring in respect of the Loans and during any legal proceeding, including, without limitation, any proceeding under any applicable international, foreign, Federal, state or local bankruptcy, insolvency or other similar debtor relief laws); (e) if requested by the Agent or any Lender, obtain and promptly furnish to the Agent or such Agent or such Lender evidence of all such Government Approvals as may be required to enable the Borrower to comply with its obligations hereunder and under the other Borrower Documents and to continue its business and operations as conducted on the date hereof without material interruption or interference; and (f) execute and deliver all such instruments and to perform all such other acts as the Agent or any Lender may reasonably request to carry out the transactions contemplated by this Agreement and the other Loan Documents and to maintain the continuous perfection and priority of the Agent’s or any Lender’s Lien on all Collateral. All amounts described in this Section shall be repayable by the Borrower on demand. The amount and nature of any expense by the Agent or any Lender hereunder shall be fully established by the certificate of the Agent or such Lender or any of the Agent’s or such Lender’s officers or agents. The obligations of the Borrower under this Section 6.4 shall survive the payment of the Loans and the termination of this Agreement.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or there shall be any outstanding Loans and until payment in full of each Loan and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, the Borrower agrees that it will not do any of the following unless the Agent and each Lender shall otherwise consent in writing.

Section 7.1 Distributions, Management Fees, Etc. The Borrower shall not, and shall cause each Subsidiary to not (a) declare or pay any dividend or distribution (except dividends or distributions payable in its Capital Stock) on any shares or units of any class of the Borrower’s or any Subsidiary’s Capital Stock or apply any assets to the purchase, redemption or other retirement of, or set aside any sum for the payment of any dividends on or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital or otherwise in respect of, any shares of any class of Capital Stock of the Borrower or any Subsidiary, except for (i) dividends and distributions declared and paid by any Subsidiary to the Borrower, (ii) the purchase, redemption or other retirement by the Borrower of its Capital Stock pursuant to employee benefit and incentive plans and agreements with employees; provided that the aggregate amount of all such purchases, redemptions or other retirement of Capital Stock does not exceed the amount of Fifty Thousand Dollars ($50,000) in any fiscal year of the Borrower, and (iii) dividends and distributions to members or shareholders of the Borrower as provided in subsection 7.1(b) herein; or (b) make any dividend or distribution or transfer to the Borrower’s or any Subsidiary’s members or stockholders, whether in the form of dividends or distributions, salaries, bonuses, management fees or otherwise, in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year of the Borrower, provided that dividends or distributions shall not be paid unless the $250,000 amount is less than 50% of ASHC’s net profits for such fiscal year excluding management fees and salaries, increased annually by the percentage that the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers (CPI-U) for Honolulu, Hawaii which increased by 11.6 points in 2006 and 10.1 points in 2007 per annum such that the salaries, benefits and bonuses paid to such members or stockholders in the aggregate as adjusted shall not exceed Three Hundred Seven Thousand Dollars ($307,000).

Section 7.2 Transactions With Affiliates. The Borrower shall not, and shall cause each Subsidiary to not, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; provided, however, that the Borrower and any of its Subsidiaries may enter into Treasury Management Contracts with Affiliates of the Borrower under terms that the Borrower deems reasonable under the circumstances.

Section 7.3 Consolidations and Mergers. The Borrower shall not, and shall cause each Loan Party to not, liquidate, dissolve or enter into any merger or consolidation with or into, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets to or in favor of, any Person, except: (a) any Loan Party may liquidate, dissolve, merge, consolidate with or into the Borrower or any wholly-owned Subsidiary; provided that the Borrower shall be the continuing or surviving corporation or company, (b) the Borrower may merge or consolidate with any Person provided that the Borrower shall be the continuing or surviving corporation or company, and (c) the Borrower or any Loan Party may sell, transfer, lease or otherwise dispose of its assets as permitted under Section 7.4.

Section 7.4 Dispositions of Assets. The Borrower shall not, and shall cause each Loan Party to not, sell, transfer, lease or otherwise dispose of (whether in one or a series of transactions) all or any substantial portion of its businesses or assets or of any Collateral (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except: (a) sales of inventory in the ordinary course of business; (b) any Loan Party may sell, lease or otherwise transfer any of its assets to the Borrower; and (c) the Borrower or any Loan Party may sell obsolete assets or assets no longer used or useful in the business of the Borrower and its Subsidiaries; provided that, in the case of (c), the net proceeds from the sale of such assets are paid to the Agent and applied by the Agent first against principal on the Tranche 1 Loan until the Tranche 1 Loan is paid in full and second against principal on the Tranche 2 Loan or held by the Agent as cash collateral to secure the performance of all obligations of Borrower owed to Lenders.

Section 7.5 Indebtedness. The Borrower shall not, and shall cause each Loan Party to not, create, incur or become liable for, pay, prepay or repay any Indebtedness except: (a) the Loans and Indebtedness hereunder in respect to Lender; (b) Indebtedness existing as of the date of this Agreement and reflected on the 2009 pro forma balance sheet referred to in Section 5.6(a); (c) accounts payable or accrued expenses incurred by the Borrower in the ordinary course of business; (d) Indebtedness permitted under Section 7.6; (e) intercompany Indebtedness owing by the Borrower or any Subsidiary to the Borrower or any Subsidiary permitted under Section 7.8; (f) Indebtedness arising under Swap Contracts between the Borrower and the Lender or any Affiliate of the Lender; (g) Indebtedness to members and owners permitted under Section 7.10, (h) Indebtedness not to exceed Fifty Thousand Dollars ($50,000) on any date of determination; and (i) intercompany Indebtedness owing by the Borrower or any subsidiary to the Guarantor or any of Guarantor’s Subsidiaries, provided that all such intercompany loans and advances are made in ordinary course of business in all material respects and at interest rates that do not exceed market rates for similar loans at the time funded.

Section 7.6 Guaranties, Etc. The Borrower shall not, and shall cause each Loan Party to not, assume, guaranty, endorse or otherwise become directly or contingently liable for, nor obligated to purchase, pay or provide funds for payment of, any obligation or Indebtedness of any other Person, except: (a) guaranties of any Indebtedness permitted under Section 7.5; (b) by endorsement of negotiable instruments for deposit or collection or by similar transactions in the ordinary course of business; (c) with respect to customary indemnification obligations incurred in connection title insurance agreements; (d) with respect to performance, surety, bid, appeal or similar bonds incurred in the ordinary course of business; and (e) obligations existing as of the date of this Agreement, reflected on the pro forma balance sheet referred to in Section 5.6(a) and in amounts not greater than the amounts referred to therein.

Section 7.7 Liens. The Borrower shall not, and shall cause each Loan Party to not, create, assume or suffer to exist any Lien on any of its assets except: (a) Liens in favor of the Lender arising pursuant to the Security Documents or as otherwise permitted or required under this Agreement; (b) Liens securing Indebtedness permitted under Section 7.5; (c) Permitted Liens; and (d) Liens specifically disclosed in Schedule 3 attached hereto.

Section 7.8 Investments. The Borrower shall not, and shall cause each Loan Party to not, make any loan or advance to any Person or purchase or otherwise acquire the Capital Stock or obligations of, or any other equity or interest in, any Person, or all or substantially all of the assets of any Business Unit or any Person (collectively, “Investments”) or enter into any agreement to do any of the foregoing, except: (a) Investments held in the form of Cash Equivalents; (b) receivables owing to the Borrower or any Subsidiary arising in the ordinary course of business; (c) Investments existing as of the date of this Agreement, reflected on the pro forma balance sheet referred to in Section 5.6(a) and in amounts not greater than the amounts referred to therein; (d) Investments made by the Borrower to or in the Guarantor; (e) Investments made by any Subsidiary to or in the Borrower or the Guarantor; and (f) Investments made by the Borrower in the form of loans and advances to Affiliates of the Borrower under or in connection with Treasury Management Contracts in the ordinary course of business; provided that the aggregate principal amount of all such loans and advances in this subsection (f) does not exceed One Hundred Thousand Dollars ($100,000) at any one time outstanding.

Section 7.9 Member Loans. Borrower shall not create, incur or become liable for any Indebtedness to any member in or owner of Borrower except (i) such Indebtedness that is fully subordinate to Borrower’s obligations owed to Lender under this Agreement and other Loan Documents and (ii) intercompany loans and advances owing from Borrower to Guarantor or any Subsidiary of Guarantor, provided that all such intercompany loans and advances are made in ordinary course of business in all material respects and at interest rates that do not exceed market rates for similar loans at the time funded.

Section 7.10 Operations. The Borrower shall not, and shall cause each Subsidiary to not, engage in any activity which is substantially different from or substantially unrelated to the present business activities of the Borrower and its Subsidiaries nor discontinue any portion of the Borrower’s and its Subsidiaries’ present business activities taken as a whole which constitutes a substantial portion thereof.

Section 7.11 Securities. The Borrower shall not, and shall cause each Loan Party to not, issue, sell, or otherwise distribute any Capital Stock, bond, note, debenture or other security of the Borrower or such Subsidiary, except (a) the Borrower may issue notes (including the Notes) or other debt instruments evidencing Indebtedness permitted by this Agreement; and (b) the Borrower may issue Capital Stock to its employees pursuant to and in accordance with employee benefit and incentive plans and agreements with employees.

Section 7.12 ERISA Compliance. Neither the Borrower nor any member of the Controlled Group nor any Plan of any of them will (a) engage in any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code; (b) incur any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) whether or not waived; (c) terminate any Pension Plan in a manner which could result in the imposition of a Lien on any property of the Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA; or (d) violate state or federal securities laws applicable to any Plan.

Section 7.13 Accounting Change. The Borrower shall not change its fiscal year end from December 31st and shall not make any significant change in accounting policies or reporting practices other than changes required by GAAP or otherwise required by law.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder.

(a) Payment Default. The Borrower fails to pay (i) within three (3) Business Days after the same becomes due, any amount of principal of or interest on any Loan, or (ii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Breach of Warranty. Any representation or warranty made or deemed made by the Borrower under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) Breach of Certain Covenants. The Borrower shall have failed to comply with Sections 6.1, 6.3, 6.9, 6.11 and 6.12 or any provision of Article 7 of this Agreement, and such breach or failure to comply shall have continued unremedied for a period of fifteen (15) days in the case of Sections 6.3 and 6.12;

(d) Breach of Other Covenants. The Borrower shall fail to perform or observe any other covenant, obligation or term of this Agreement or any other Loan Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which written notice thereof shall have been given to the Borrower by the Agent or any Lender or (ii) the date upon which a Responsible Officer of the Borrower, any Subsidiary or any Guarantor knew or reasonably should have known of such failure; or

(e) Material Adverse Change. An event shall occur which results in a material adverse change in, or a material adverse effect upon, the business, operations, properties or financial condition of the Borrower and the Guarantors taken as a whole; or

(f) Cross-default. The Borrower, any of its Subsidiaries or any Guarantor shall fail (i) to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any material Indebtedness or any interest or premium thereon and such failure shall continue without waiver after the applicable grace period, if any, specified in the agreement or instrument relating to such material Indebtedness, or (ii) to perform any term or covenant on its part to be performed under any agreement or instrument relating to any such material Indebtedness and required to be performed and such failure shall continue without waiver after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform is to accelerate or to permit the acceleration of the maturity of such material Indebtedness, or (iii) any such material Indebtedness shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled required prepayment) prior to the stated maturity thereof; or

(g) Voluntary Bankruptcy, Etc. The Borrower, any of its Subsidiaries or any Guarantor shall: (i) file a petition seeking relief for itself under Title 11 of the United States Code, as now constituted or hereafter amended, or file an answer consenting to, admitting the material allegations of or otherwise not controverting, or fail timely to controvert a petition filed against it seeking relief under Title 11 of the United State Code, as now constituted or hereafter amended; or (ii) file such petition or answer with respect to relief under the provisions of any other now existing or future applicable bankruptcy, insolvency, or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or an arrangement, composition, extension or adjustment with creditors; or

(h) Involuntary Bankruptcy, Etc. An order for relief shall be entered against the Borrower, any of its Subsidiaries or any Guarantor under Title 11 of the United States Code, as now constituted or hereafter amended, which order is not stayed; or upon the entry of an order, judgment or decree by operation of law or by a court having jurisdiction in the premises which is not stayed adjudging it a bankrupt or insolvent under, or ordering relief against it under, or approving as properly filed a petition seeking relief against it under the provisions of any other now existing or future applicable bankruptcy, insolvency or other similar law of the United States of America or any State thereof or of any other country or jurisdiction providing for the reorganization, winding-up or liquidation of corporations or any arrangement, composition, extension or adjustment with creditors; or appointing a receiver, liquidator, assignee, sequestrator, trustee or custodian of the Borrower, any of its Subsidiaries or any Guarantor or of any substantial part of any of its or their property, or ordering the reorganization, winding-up or liquidation of any of their affairs; or upon the expiration of sixty (60) days after the filing of any involuntary petition against the Borrower, any of its Subsidiaries or any Guarantor seeking any of the relief specified in Section 8.1(g) or this Section 8.1(h) without the petition being dismissed prior to that time; or

(i) Insolvency, Etc. The Borrower, any of its Subsidiaries or any Guarantor shall (i) make a general assignment for the benefit of its creditors or (ii) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, or custodian of all or a substantial part of the property of the Borrower, any of its Subsidiaries or any Guarantor, as the case may be, or (iii) admit its insolvency or inability to pay its debts generally as they become due, or (iv) fail generally to pay its debts as they become due, or (v) take any action (or suffer any action to be taken by its directors or shareholders) looking to the dissolution or liquidation of the Borrower, any of its Subsidiaries or any Guarantor, as the case may be; or

(j) Judgment. A final judgment or order for the payment of money in excess of Two Hundred Fifty Thousand Dollars ($250,000) not covered by insurance or which defeats the Lien of the Lender on any Collateral valued at Five Hundred Thousand Dollars ($500,000) or more or the Borrower’s or any Guarantor’s rights therein shall be rendered against the Borrower, any of its Subsidiaries or any Guarantor and such judgment or order shall continue without being discharged, vacated, bonded or execution thereon stayed pending appeal for a period of thirty (30) consecutive days; or

(k) Involuntary Liens. Any involuntary Lien in the sum of Fifty Thousand Dollars ($50,000) or more shall attach to any asset or property of the Borrower, any of its Subsidiaries which is not discharged within sixty (60) days after such attachment or within thirty (30) days after notice from the Agent or any Lender, whichever first occurs; or

(l) ERISA. The Borrower or any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of Ten Thousand Dollars ($10,000) which it shall have become liable to pay to the PBGC or to a Plan under Section 515 of ERISA or Title IV of ERISA; or notice of intent to terminate a Plan or Plans (other than a multi-employer plan, as defined in Section 4001(3) of ERISA), having aggregate Unfunded Vested Liabilities in excess of Twenty-Five Thousand Dollars ($25,000) shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate any such Plan or Plans; or

(m) Change in Control. Any Person or group of Persons (within the meaning of the Securities Exchange Act), other than an existing members of the Borrower, becomes the legal or beneficial owner of more than Twenty percent (20%) of the Capital Stock of the Borrower; or

(n) Condemnation. Such portion of the properties of the Borrower, any of its Subsidiaries or any Guarantor or of the Collateral as in the reasonable opinion of the Lenders would be likely to cause a material adverse change upon (i) the Lenders’ interest in the Collateral or (ii) the business, operations, properties or financial condition of the Borrowers and the Guarantors taken as a whole; or

(o) Prepayment. The Borrower shall make any payment of principal of any material Indebtedness (except (i) the Loans, (ii) other Indebtedness owed to Lender, or (iii) intercompany loans and advances as permitted in this Agreement) which is not required to be made at the time of such payment by the terms of such Indebtedness, unless such payment is made in connection with the refinancing of such Indebtedness which refinancing shall be new Indebtedness of the Borrower in an amount not substantially less than the amount of the payment made; or

(p) Governmental Approvals. Any Government Approval or registration or filing with any Governmental Authority now or hereafter required in connection with the performance by the Borrower of its obligations set forth in the Loan Documents shall be irrevocably revoked, withdrawn or withheld or shall fail to remain in full force and effect unless in the reasonable opinion of the Lenders such revocation, withdrawal or withholding would not be likely to have a material adverse affect on the ability of the Borrower to perform its obligations under the Loan Documents; or

(q) Other Government Action. Any final, non-appealable, non-contestable act of any Governmental Authority shall, in the reasonable opinion of the Lenders, deprive the Borrower, any of its Subsidiaries or any Guarantor of any substantial right, privilege, or franchise or substantially restrict the exercise thereof which deprivation would, in the reasonable opinion of the Lenders, be likely to have a material adverse effect on the business, operations, properties or financial condition of the Borrower, such Subsidiary or the Borrower and the Guarantors taken as a whole, and such act is not revoked or rescinded within sixty (60) days after it becomes effective or within thirty (30) days after notice from the Agent or any Lender, whichever first occurs; or

(r) Guarantor Default; Invalidity of Guaranty. Any Guarantor shall fail to perform or observe any other material covenant, obligation or term of the Guaranty or any other Guarantor Document to which it is a party and such failure shall continue unremedied after the applicable grace period, if any, specified in such Guaranty or other Guarantor Document, or any “Event of Default” as defined in either Guaranty or any Guarantor Document shall have occurred and is continuing; or either Guaranty shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect (except as expressly permitted hereunder), or any Guarantor or any other Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder; or

(s) Failure of Security. Any Security Document ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Agent or any Lender shall not have or shall cease to have a valid and perfected Lien of first priority (other than Liens expressly permitted to be prior to such Lien pursuant to Section 7.7) in the Collateral purported to be covered thereby having a fair market value, individually or in the aggregate, exceeding Two Hundred Fifty Thousand Dollars ($250,000), in each case for any reason other than (i) the payment in full of each Loan and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents or (ii) the failure of the Agent or any Lender to take any action within its exclusive control; or

(t) Invalidity of Loan Documents. Any other Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than the payment in full of each Loan and performance of all other obligations of the Borrower under this Agreement and the other Loan Documents, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower or any Guarantor denies that it has any or further liability or obligation under any other Loan Document, or purports to revoke, terminate or rescind any Loan Document.

Section 8.2 Consequences of Default.

(a) General Remedies. If any of the Events of Default described in Section 8.1(g) or Section 8.1(h) shall occur, each Lender’s Commitment shall immediately terminate and, if any Loans shall have been made, the principal of and interest on the Loans and all other sums payable by the Borrower under the Loan Documents shall become immediately due and payable all without protest, presentment, notice or demand, all of which the Borrower expressly waives. If any other Event of Default shall occur and be continuing unremedied beyond any applicable cure period, then in any such case and at any time thereafter so long as any such Event of Default shall be continuing, the Agent shall at the request, or may with the consent, of the Lenders immediately terminate each Lender’s Commitment and, if any Loans shall have been made, the Agent shall at the request, or may with the consent, of the Lenders, declare the principal of and interest on the Loans and all other sums payable by the Borrower under this Agreement and the other Loan Documents to be immediately due and payable, whereupon the same shall become immediately due and payable all without protest, presentment, notice, or demand, all of which the Borrower expressly waives. Regardless of whether the Borrower’s obligations to repay the Loans have been accelerated pursuant to the preceding sentences, the Agent shall at the request, or may with the consent, of the Lenders, realize on any or all of the Collateral by exercising any remedies provided to the Agent and the Lenders in the Security Documents. The rights and remedies set forth in this Section 8.2 shall be in addition to any and all rights and remedies set forth in the other Loan Documents.

(b) Cash Collateral. Regardless of whether the Borrower’s obligations to repay the Loans have been accelerated pursuant to subsection (a) above, the Agent shall at the request, or may with the consent, of the Lenders, realize on any or all of the Collateral by exercising any remedies provided in the Security Documents. Amounts paid or received hereunder in respect of any payment or transfer under the Financial Transaction Contracts and/or Swap Contracts not then due shall be held (and applied) as cash collateral to secure the performance of all obligations of the Borrower owing to the Agent and the Lenders (or any of them) and their Affiliates under the Loan Documents or any documents relating to the Financial Transaction Contracts and/or Swap Contracts, provided, upon cure of such Event(s) of Default, Agent and Lenders shall release such cash collateral to Borrower.

(c) Application of Funds. After the exercise of the rights and remedies provided for in this Section 8.2 (or after the Borrower’s obligations to repay the Loans or the Indebtedness hereunder have been accelerated pursuant to subsection (a) above), except as otherwise required by applicable laws, any amounts received on account of the Borrower’s obligations owing hereunder and the other Loan Documents shall be applied by the Agent first, against fees, expenses and indemnities due hereunder or under any other Loan Document and payable to Agent in its capacity as such; second, against fees, expenses and indemnities due hereunder or under any other Loan Document and payable to the Lender; third, against any interest due on any Loans; fourth, against (i) principal on the Loans, (ii) any interest accrued thereon; and fifth, to the Lender to be held (and applied in the preceding order of priority) as cash collateral to secure the performance of all obligations of the Borrower owing to the Agent and the Lenders under the Loan Documents.

ARTICLE 9

MATTERS CONCERNING COLLATERAL

Section 9.1 Recourse of Lenders. Each Lender acknowledges and agrees that (a) it shall only have recourse to the Collateral through the Agent and that it shall have no independent recourse to the Collateral and (b) the Agent shall have no obligation to take any action, or refrain from taking any action, except upon instructions from the Lenders in accordance with Sections 8.2 and 10.2 hereof. Nothing contained herein shall restrict the Lenders’ rights to pursue remedies, by proceedings in law and equity, to collect principal of or interest on the Loans or the Indebtedness hereunder or to enforce the performance of and provisions of this Agreement.

Section 9.2 Acts of Lenders. Any request, demand, authorization, direction, notice, consent, waiver or other action permitted or required by this Agreement to be given or taken by the Lenders may be and, at the request of the Agent, shall be embodied in and evidenced by one or more instruments satisfactory in form to the Agent and signed by or on behalf of the Lenders and, except as otherwise expressly provided in any such instrument, any such action shall become effective when such instrument or instruments shall have been delivered to the Agent. The instrument or instruments evidencing any action (and the action embodied therein and evidenced thereby) are sometimes referred to herein as an “Act” of the persons signing such instrument or instruments. The Agent shall be entitled to rely absolutely upon an Act of any Lender if such Act purports to be taken by or on behalf of such Lender.

Section 9.3 Legally Required Releases. Whether or not so instructed by the Lenders, the Agent may release any Collateral and may provide any release, termination statement or instrument of subordination required by order of a court of competent jurisdiction or otherwise required by applicable law.

Section 9.4 Turnover of Collateral. If any Lender acquires custody, control or possession of any Collateral or proceeds therefrom other than pursuant to the terms of this Agreement, such Lender shall promptly cause such Collateral or proceeds to be delivered to or put in the custody, possession or control of the Agent or, if the Agent shall so designate in writing, an agent of the Agent (which agent may be a branch or affiliate of the Agent or any Lender) in the same form of payment received, with appropriate endorsements, in the country in which such Collateral is held. Until such time as the provisions of the immediately preceding sentence have been complied with, such Lender shall be deemed to hold such Collateral and proceeds in trust for the Agent.

ARTICLE 10

MATTERS CONCERNING THE AGENT

Section 10.1 Appointment of Agent. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Security Documents as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

Section 10.2 Actions under Security Documents. Subject to the provisions of this Article 10, the Agent shall take any action under or with respect to the Security Documents which is requested by the Lenders and which is not inconsistent with or contrary to the provisions of this Agreement or the other Loan Documents. The Agent shall, subject in all cases to the provisions of this Article 10, exercise or refrain from exercising all such rights, powers and remedies as shall be available to it under the Security Documents or any of them in accordance with any written instructions received from the Lenders. The Agent shall have the right to decline to follow any such direction if the Agent, being advised by counsel, determines that the directed action is not permitted by the terms of this Agreement or the Security Documents, may not lawfully be taken or would involve it in personal liability, and the Agent shall not be required to take any such action unless it shall have been provided an indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred by it in compliance with such direction. The Agent may rely on any such direction given to it by the Lenders and shall be fully protected, and shall under no circumstances (absent the gross negligence and willful misconduct of the Agent) be liable to the Borrower, the Guarantor, any holder of any Note or any other Person for taking or refraining from taking action in accordance therewith. Absent written instructions from the Lenders, in the case of an emergency in order to protect any of the Collateral, the Agent may take (but shall have no obligation to take) any and all such actions under the Security Documents or any of them or otherwise as it shall deem to be in the best interests of the Lenders. Except as provided in the preceding sentence, in the absence of written instructions (which may relate to the exercise of specific remedies or to the exercise of remedies in general) from the Lenders, the Agent shall not exercise remedies available to it under any Security Documents with respect to the Collateral or any part thereof.

Section 10.3 Limitation on Responsibilities. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein or therein. The Agent shall not be responsible for insuring the Collateral, for the payment of taxes, charges, assessments or liens upon the Collateral or otherwise as to the maintenance of the Collateral, except when the Agent has possession of the Collateral. Collateral Agent shall have no duty to the Borrower, the Guarantor, any holder of any Note or any other Person as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords its own assets and the duty to account for monies received by it. As to any matters not expressly provided for by this Agreement, including enforcement or collection of the Loans or the Collateral, the Agent shall not be required to exercise any discretion or take any action except upon the instructions of the Lenders, and such instructions shall be binding upon the Lenders and any holders of any Note; provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law; provided, further, that the terms of this Article 10 shall not be amended without the prior written consent of the Agent (acting for its own account). In the absence of instructions from the Lenders, the Agent shall have authority (but no obligation), in its sole discretion, to take or not to take any action, unless this Agreement specifically requires the consent of the Lenders and any such action or failure to act shall be binding on the Lenders and on all holders of the Notes. Each Lender and each holder of any Note shall execute and deliver such additional instruments, including powers of attorney in favor of the Agent, as may be necessary or desirable to enable the Agent to exercise its powers hereunder and under the other Loan Documents.

Section 10.4 Duties and Obligations.

(a) Neither the Agent nor any of its directors, officers, employees, agents, counsel or attorneys-in-fact shall be liable for any action taken or omitted to be taken by it or any of them under or in connection with this Agreement or any other Loan Document and the transactions contemplated hereby and thereby, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent (i) may treat each Lender as the party entitled to receive payments hereunder until the Agent receives written notice of the assignment of such Lender’s interest herein signed by such Lender and made in accordance with the terms hereof and a written agreement of the assignee that it is bound hereby as it would have been had it been an original party hereto, in each case in form satisfactory to the Agent; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement, the other Loan Documents or in any instrument or document furnished pursuant hereto or thereto; (iv) makes no representation as to the value or condition of the Collateral or any part thereof, as to the title of the Borrower or the Guarantor to the Collateral, as to the security afforded by this Agreement or any Security Document; (v) shall not have any duty to ascertain or to inquire as to the performance of any of the terms, covenants, or conditions of the Loan Documents, or of any instrument or document furnished pursuant thereto, on the part of the Borrower or as to the use of the proceeds of any Loan or as to the existence or possible existence of any Default or Event of Default; (vi) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, or value of this Agreement, of any other Loan Document, or of any instrument or document furnished pursuant hereto; (vii) may execute any of its duties by or through its employees, other independent agents or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agent or attorney-in-fact that it selects with reasonable care; and (viii) shall incur no liability under or in respect to this Agreement by acting upon any oral or written notice, consent, certificate or other instrument or writing (which may be by telex, facsimile transmission, e-mail or cable) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Borrower made or deemed to be made under this Agreement or in any other Loan Document.

(b) The Agent will account to each Lender for its interest in amounts received by the Agent on account of the Borrower’s obligations owing hereunder, the other Loan Documents and under the Financial Transaction Contracts and the Swap Contracts and will promptly remit to the Lender(s) entitled thereto all such amounts. The Agent will transmit to each Lender copies of all documents received from the Borrower pursuant to the requirements of this Agreement other than documents which by the terms of this Agreement the Borrower is obligated to deliver directly to the Lenders.

Section 10.5 Dealings Between Agent and Borrower. With respect to its Commitment, the Loans made by it, the Agent shall have the same obligations, rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not the Agent hereunder, and the term “Lender” shall unless otherwise expressly indicated include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, act and generally engage in any kind of business with the Borrower and any Person which may do business with the Borrower, all as if the Agent were not the Agent hereunder and without any duty to obtain the consent of or account therefor to any other Lender. Each Lender acknowledges that, pursuant to such activities, the Agent may receive information regarding the Borrower (including information that may be subject to confidentiality obligations in favor of the Borrower) and acknowledges that the Agent shall be under no obligation to provide such information to any Lender.

Section 10.6 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be directed by the Lenders in accordance with Section 8.2; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 10.7 Indemnification. Each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by the Agent under this Agreement or any other Loan Document, except any such as result from the Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly on demand for any out-of-pocket expenses, including legal fees, incurred by the Agent in connection with the administration or enforcement of or the preservation of any rights under this Agreement or any other Loan Document (to the extent that the Agent is not reimbursed for such expenses by the Borrower) including without limitation, expenses incurred in connection with the enforcement or collection of the Loans or the Collateral.

Section 10.8 Successor Agent. The Agent may give written notice of resignation at any time to the Lenders and the Borrower, and may be removed at any time with cause by the Lenders. Upon any such notice of resignation or removal, the Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within thirty (30) days after the Agent’s giving of notice of resignation or the Lender’s removal of Agent, then the Agent may, after consulting with the Lenders and the Borrower, appoint a successor Agent from among the Lenders. Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided above. Notwithstanding any retiring Agent’s resignation or removal hereunder as the Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

ARTICLE 11

MISCELLANEOUS

Section 11.1 No Waiver; Remedies Cumulative. No failure by the Lender to exercise, and no delay in exercising, any right, power or remedy under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy under this Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. The exercise of any right, power, or remedy shall in no event constitute a cure or waiver of any Event of Default or prejudice the rights of the Agent or any Lender in the exercise of any right hereunder or thereunder. The rights and remedies provided herein and therein are cumulative and not exclusive of any right or remedy provided by law.

Section 11.2 Governing Law. This Agreement and the other Loan Documents shall be governed by and construed in accordance with the laws of the Territory of American Samoa (excluding its conflict of laws rules) except in the case of the Security Documents, where the location of Collateral requires that the creation, validity, perfection, or enforcement of the security interests provided for herein be governed by the laws of the jurisdiction where such Collateral is located.

Section 11.3 Consent to Jurisdiction. Each party hereto irrevocably submits to the nonexclusive jurisdiction of the High Court of American Samoa in any action or proceeding brought to enforce or otherwise arising out of or relating to this Agreement or any other Loan Document, hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum and agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Nothing in this Section 11.3 shall impair the right of any party to bring any action or proceeding hereunder in the courts of any other jurisdiction.

Section 11.4 Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND AGREE THAT (A) ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY AND (B) ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY.

Section 11.5 Notices. All notices and other communications provided for in the Loan Documents shall be in writing or (unless otherwise specified) sent or delivered to each party via courier service at the address set forth below, or at such other address as shall be designated by such party in a written notice to the other parties.

If to Borrower:	American Samoa Hawaii Cable, LLC
P.O. Box 478
Pago Pago, American Samoa 96799
Attn: Barry I. Rose
Facsimile: 684-699-2105

with copy to:	elandia Group
133 Sevilla Avenue
Coral Gables, Florida 33134
Attn: Diana Abril

If to Agent or Lenders:	ANZ Amerika Samoa Bank
P.O. Box 3790
Pago Pago, American Samoa 96799
Attn:
Facsimile: 684-633-5057

Except as otherwise specified all notices sent by a nationally recognized courier service, if duly given, shall be effective one Business Day after delivery to such courier service. Neither the Agent nor any Lender shall incur any liability to the Borrower for actions taken in reliance on any telephonic notice referred to in this Agreement which the Agent or such Lender believes in good faith to have been given by a duly authorized officer or other Person authorized to borrow or give such telephonic notice hereunder on behalf of the Borrower. Electronic mail may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.10, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 11.6 Assignments and Participations. This Agreement shall be binding upon and inure to the benefit of the parties and their respective Successors and assigns; provided that the Borrower may not assign or otherwise transfer all or any part of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of the Agent and each Lender, and any such assignment or transfer purported to be made without such consent shall be ineffective. Any Lender may at any time assign or otherwise transfer all or any part of its interest under this Agreement and other Loan Documents (including assignments for security and sales of participations), and to the extent of any such assignment, the assignee shall have the same rights and benefits against the Borrower and otherwise under this Agreement (including, without limitation, the right of setoff) as if such assignee were such Lender. The Borrower agrees to execute and deliver all such instruments and to perform all such other acts as the Agent or any Lender may request to effect such assignments and participations.

Section 11.7 Confidentiality. The Agent and each Lender shall hold all non-public, proprietary or confidential information (which has been identified as such by the Borrower) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; provided, however, that the Agent and each Lender may make disclosure of any such information to its examiners, Affiliates, outside auditors, counsel, consultants, operators and other professional advisors in connection with this Agreement or as required by any proposed, transferee or participant in connection with the contemplated transfer of all or any part of its interest under this Agreement and other Loan Documents or the contemplating granting of a participation therein, as required or requested by any Governmental Authority or representative thereof or in connection with the enforcement hereof or of any other Loan Document or pursuant to legal process; provided, however, that any such proposed syndicate member or proposed transferee or participant shall have agreed in writing for the Borrower’s benefit to be bound by the terms of this Section 11.7. In no event shall the Agent or any Lender be obligated or required to return any materials furnished to it by the Borrower or any of its Subsidiaries.

Section 11.8 USA Patriot Act Notice. The Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Agent and each Lender to identify the Borrower in accordance with the Patriot Act.

Section 11.9 Borrower’s Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Borrower shall pay, indemnify and hold the Agent and each Lender and their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including, without limitation, attorneys’ fees, which may include the allocated charges of internal legal counsel) of any kind or nature whatsoever with respect to any investigation, litigation or proceeding (including, without limitation, any insolvency proceeding or appellate proceeding) arising out of or related to this Agreement or any other Loan Document or any actual or proposed use of proceeds of the Loans made hereunder, whether or not any Indemnified Person is a party thereto (all of the foregoing, collectively the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising from the willful misconduct or gross negligence of such Indemnified Person. All amounts owing under this Section 11.9 shall be paid promptly upon demand. At the election of any Indemnified Person, the Borrower shall defend such Indemnified Person in respect of any Indemnified Liabilities using legal counsel reasonably satisfactory to such Indemnified Person at the sole cost and expense of the Borrower.

Section 11.10 Set-Off. In addition to any rights and remedies of the Agent and each Lender provided by law, if an Event of Default has occurred and is continuing, the Agent and each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Agent or any Lender to or for the credit or the account of the Borrower against any and all obligations owing to the Agent or such Lender, now or hereafter existing, irrespective of whether or not the Agent or any Lender shall have made demand under this Agreement or any other Loan Document and although such obligations may be contingent or unmatured. Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application made by the Agent or such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.11 Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

Section 11.12 Survival. The representations, warranties and indemnities of the Borrower in favor of the Agent and each Lender shall survive indefinitely and, without limiting the foregoing, shall survive the execution and delivery of the Loan Documents, the making of any Loans, the expiration of the Commitment and the repayment of all amounts due under the Loan Documents.

Section 11.13 Executed in Counterparts. This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 11.14 Conditions Not Fulfilled. If no Loans are made or issued hereunder owing to nonfulfillment of any condition precedent specified in Article 5 hereof, no party hereto shall be responsible to any other party for any damage or loss by reason thereof, except that the Borrower shall be in any event liable to pay the fees, Taxes, and expenses for which it is obligated hereunder.

Section 11.15 Entire Agreement; Amendment, Etc. This Agreement and the other Loan Documents comprise the entire agreement of the parties and may not be amended or modified except by written agreement of the Borrower, the Agent and each Lender. No provision of this Agreement may be waived except in writing and then only in the specific instance and for the specific purpose for which given.

Section 11.16 Construction. In the event of any conflict between the terms, conditions and provisions of this Agreement and those of any other Loan Document, the terms, conditions and provisions of this Agreement shall control.

IN WITNESS WHEREOF, the Borrower, Lender and the Agent have caused this Agreement to be executed by their respective officers or agents thereunto duly authorized as of the date first above written.

BORROWER:	AMERICAN SAMOA HAWAII CABLE, LLC,
a Delaware limited liability company

	By	ELANDIA TECHNOLOGIES, INC., Managing Member of American Samoa Hawaii Cable, LLC

By
Name:
Title:

SAMOA AMERICAN SAMOA CABLE, LLC, a Delaware limited liability company

	By	AMERICAN SAMOA HAWAII CABLE, LLC, a Delaware limited liability company

	By	ELANDIA TECHNOLOGIES, INC., Managing Member of American Samoa Hawaii Cable, LLC

By
Name:
Title:

LENDER:	ANZ FINANCE AMERICAN SAMOA, INC., an American Samoa corporation

By
Name:
Title:

ANZ AMERIKA SAMOA BANK, an American Samoa corporation

By
Name:
Title:

AGENT:	ANZ AMERIKA SAMOA BANK, an American Samoa corporation

By
Name:
Title:

SCHEDULE 1

EXISTING DEBT

		Lender	Amount
1.	$1,000,000 facility will be provided by eLandia Technologies, Inc. to ASH to be utilized in the event of a cable fault during the first 3 years of operation.	eLandia Technologies, Inc.	$1,000,000

2.	$18,959,188 owed to Pac-Rim Redeployment, LLC evidenced by a promissory note to be paid from the proceeds of the loan as soon as available.	Pac-Rim Redeployment, LLC	$18,959,188

3.	$550,000 owed to Pac-Rim Redeployment, LLC evidenced by a promissory note paid over 3 years bearing an interest rate of 5% with monthly payments of $16,483.99	Pac-Rim Redeployment, LLC	$550,000

Schedule 1 – 1

SCHEDULE 2

LITIGATION

The Fiji Action. On February 24, 2009, Kelton Investments Ltd. (“Kelton”) and Datec Group Ltd. (“Datec”), as plaintiffs, filed in the High Court of Fiji at Suva (the “Fiji Court”) an Ex Parte Notice of Motion for Interim Injunction (the “Motion”). The motion named as defendants Generic Technology Limited (“Generic”), Datec Pacific Holdings Ltd., eLandia International, Inc.(“eLandia”), the Receiver for Stanford, and the Registrar of Companies. The motion sought an interim injunction preventing certain defendants from, among other things, appointing new directors or removing existing directors from the board of directors of Generic and other entities and also preventing certain defendants from disposing of shares in Generic or its subsidiaries. A hearing to review the order granting the interim injunction has been scheduled for June 22, 2009.

eLandia International Inc. v. Sir James Ah Koy, et al. On March 9, 2009, eLandia filed an action in the United States District Court for the Southern District of Florida, Miami Division (the “Court”), against Sir James Ah Koy, Michael Ah Koy, Kelton, and Datec. On March 17, 2009 we filed an Amended Complaint in that suit. In essence, we have alleged that James Ah Koy and his son, Michael Ah Koy, Kelton, and Datec have improperly acted to frustrate the sale of our interests in the South Pacific. This litigation is currently ongoing.

The Bomchil Action. On April 29, 2009, M&M Bomchil Sociedad Civil (“Bomchil”) filed an action against us in the Eleventh Judicial Circuit in and for Miami-Dade County Florida. Bomchil has asserted claims for breach of contract, quantum meruit, unjust enrichment and accounts settled seeking damages in the amount of $109,965, plus interests and costs. Our response to the action is due on June 5, 2009. Our defenses will allege that eLandia was not the actual client and unsatisfactory performance of their legal services.

Irene Kane v. AST Telecom, et. al. On May 27, 2009, former AST Telecom, LLC (“AST Telecom”) employee Irene Kane filed suit against AST Telecom and unnamed John Does in the High Court of American Samoa (High Court Civil Action 38-09). In her suit, Kane claims that she was wrongfully terminated, defamed, that AST Telecom intentionally inflicted emotional distress upon her, that AST Telecom is liable for an alleged assault on her committed by a co-employee, that AST Telecom is liable for breaching a covenant of fair dealing, and that AST Telecom is liable for punitive damages. AST Telecom’s answer to the complaint is due on June 17, 2009. AST Telecom’s defenses will include an assertion that Kane was an at-will employee when she was properly terminated and that some of her claims are barred by the workmen’s compensation law’s exclusive remedy rule. Kane is explicitly seeking damages in the amount of $150,000 plus other general damages.

Marlene Ring v. Blue Sky, et. al. On June 16, 2003, Marlene Ring sued Samoa News, Blue Sky, Inc., Lewis Wolman, Patricia Page, Fay Rose and unnamed John Does in High Court of American Samoa civil case no 38-03. Subsequently, she voluntarily dismissed Fay Rose and Samoa News as defendants. In her complaint, she alleges that the defendants, including Blue Sky (incorrectly identified as Blue Sky, Inc.) breached agreements to pay her for website development. The complaint was poorly drafted and Plaintiff’s counsel stipulated to file an amended complaint before any answer is due. The Plaintiff moved overseas and has never filed an amended complaint. Therefore, AST Telecom has never filed a formal response to the complaint. Ring was requesting general damages in excess of $10,000.

Schedule 2 – 1

SCHEDULE 3

LIENS

Secured Party	Property Encumbered

NONE.

Schedule 3 – 1

SCHEDULE 4

INTELLECTUAL PROPERTY

(a)	Proprietary

None.

(b)	Licensed Software.

None.

Schedule 4 – 1

SCHEDULE 5

ENVIRONMENTAL MATTERS

None.

Schedule 5 – 1